Exhibit 10.1

ELEVENTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 21, 2017

among

GULFPORT ENERGY CORPORATION,

as Borrower,

THE BANK OF NOVA SCOTIA,

as Administrative Agent

and

The Lenders Party Hereto

THE BANK OF NOVA SCOTIA, KEYBANK NATIONAL ASSOCIATION,

and PNC BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

KEYBANK NATIONAL ASSOCIATION and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

WELLS FARGO BANK, N.A. and

BARCLAYS BANK PLC,

as Co-Documentation Agents

ELEVENTH AMENDMENT TO AMENDED

AND RESTATED CREDIT AGREEMENT

THIS ELEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of November 21, 2017, among GULFPORT ENERGY CORPORATION, a Delaware corporation (“Borrower”), THE BANK OF NOVA SCOTIA, as Administrative Agent (“Administrative Agent”) and L/C Issuer, and the Lenders party hereto.

R E C I T A L S

A.    Borrower, the financial institutions signing as Lenders thereto, Administrative Agent and the other agents party thereto are parties to an Amended and Restated Credit Agreement dated as of December 27, 2013, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of April 23, 2014, a Second Amendment to Amended and Restated Credit Agreement dated as of November 26, 2014, a Third Amendment to Amended and Restated Credit Agreement dated as of April 10, 2015, a Fourth Amendment to Amended and Restated Credit Agreement and Limited Consent and Waiver dated as of May 29, 2015, a Fifth Amendment to Amended and Restated Credit Agreement dated as of September 18, 2015, a Sixth Amendment to Amended and Restated Credit Agreement dated as of February 19, 2016, a Seventh Amendment to Amended and Restated Credit Agreement dated as of December 13, 2016, an Eighth Amendment to Amended and Restated Credit Agreement dated as of March 29, 2017, a Ninth Amendment to Amended and Restated Credit Agreement dated as of May 4, 2017, and a Tenth Amendment to Amended and Restated Credit Agreement dated as of October 4, 2017 (collectively, the “Original Credit Agreement”; the Original Credit Agreement as amended by this Amendment is referred to herein as the “Credit Agreement”).

B.    The parties desire to amend the Original Credit Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Same Terms. All terms used herein that are defined in the Original Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, from and after the Effective Date, (i) all references in the Original Credit Agreement and, where appropriate in the context, in the other Loan Documents to the “Agreement” shall mean the Original Credit Agreement, as amended and waived by this Amendment, as the same may hereafter be amended and waived from time to time, and (ii) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended and waived by the Modification Papers, as the same may hereafter be amended and waived from time to time. In addition, the following terms have the meanings set forth below:

“Effective Date” means the date on which the conditions specified in Section 2 below are satisfied (or waived in writing by the Administrative Agent).

“Modification Papers” means this Amendment, and all of the other documents and agreements executed in connection with the transactions contemplated by this Amendment.

ELEVENTH AMENDMENT – Page 1

2.    Conditions Precedent. The obligations and agreements of the Lenders as set forth in this Amendment are subject to the satisfaction, unless waived in writing by Administrative Agent, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

(a)    Eleventh Amendment to Credit Agreement. This Amendment shall have been duly executed and delivered by each of the parties hereto.

(b)    Fees and Expenses. Administrative Agent shall have received payment of all invoiced out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of the Modification Papers.

3.    Amendment to Original Credit Agreement. On the Effective Date, the Original Credit Agreement, including Schedules 1.01, 2.01, 6.06, 6.09, 8.01, 8.03 and 11.02, Exhibit J and new Exhibits L and M, but excluding all other existing Schedules and Exhibits (which shall remain unchanged), shall be amended in its entirety to read as set forth on the attached Annex I hereto.

4.    Certain Representations. Borrower represents and warrants that, as of the Effective Date: (a) Borrower has full power and authority to execute the Modification Papers to which it is a party and such Modification Papers constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; (b) no authorization, approval, consent or other action by, notice to, or filing with, any Governmental Authority or other Person is required for the execution, delivery and performance by Borrower thereof; and (c) no Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment. In addition, Borrower represents that after giving effect to the Modification Papers, all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (provided that any such representations or warranties that are, by their terms, already qualified by reference to materiality shall be true and correct without regard to such additional materiality qualification) on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects (or true and correct without regard to such additional materiality qualification, as applicable) as of such earlier date.

5.    No Further Amendments. Except as previously amended or waived in writing or as amended or waived hereby, the Original Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties thereto.

6.    Acknowledgments and Agreements. Borrower acknowledges that on the date hereof all outstanding Obligations, in each case as amended and waived hereby, are payable in accordance with their terms, and Borrower waives any defense, offset, counterclaim or recoupment with respect thereto. Borrower, Administrative Agent, L/C Issuer and each Lender that is a party hereto do hereby adopt, ratify and confirm the Original Credit Agreement, as amended and waived hereby, and acknowledge and agree that the Original Credit Agreement, as amended and waived hereby, is and remains in full force and effect. Borrower acknowledges and agrees that its liabilities and obligations under the Original Credit Agreement and under the other Loan Documents, in each case as amended and waived hereby, are not impaired in any respect by this Amendment.

7.    Limitation on Agreements. The consents, waivers and modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Original Credit Agreement or any of the other Loan

ELEVENTH AMENDMENT – Page 2

Documents, or (b) to prejudice any other right or rights that Administrative Agent or the Lenders now have or may have in the future under or in connection with the Original Credit Agreement and the other Loan Documents, each as amended and waived hereby, or any of the other documents referred to herein or therein. The Modification Papers shall constitute Loan Documents for all purposes.

8.    Confirmation of Security. Borrower hereby confirms and agrees that all of the Collateral Documents that presently secure the Obligations shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Obligations as described in the Original Credit Agreement as modified by this Amendment.

9.    Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

10.    Incorporation of Certain Provisions by Reference. The provisions of Section 11.15 of the Original Credit Agreement captioned “Governing Law, Jurisdiction; Etc.” and Section 11.16 of the Original Credit Agreement captioned “Waiver of Right to Trial by Jury” are incorporated herein by reference for all purposes.

11.    Entirety, Etc. This Amendment, the other Modification Papers and all of the other Loan Documents embody the entire agreement between the parties. THIS AMENDMENT, THE OTHER MODIFICATION PAPERS AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank. Signature pages follow.]

ELEVENTH AMENDMENT – Page 3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER

GULFPORT ENERGY CORPORATION

By:	/s/ Keri Crowell
Keri Crowell
Chief Financial Officer

ELEVENTH AMENDMENT – Signature Page S-1

ADMINISTRATIVE AGENT:

THE BANK OF NOVA SCOTIA, as Administrative Agent and L/C Issuer

By:	/s/ Alan Dawson
Alan Dawson
Director

LENDERS:

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Alan Dawson
Alan Dawson
Director

ELEVENTH AMENDMENT – Signature Page S-2

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ George E. McKean
Name:	George E. McKean
Title:	Senior Vice President

ELEVENTH AMENDMENT – Signature Page S-3

CREDIT SUISSE AG,
Cayman Islands Branch, as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Andrew Griffin
Name:	Andrew Griffin
Title:	Authorized Signatory

ELEVENTH AMENDMENT – Signature Page S-4

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

ELEVENTH AMENDMENT – Signature Page S-5

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Matthew W. Coleman
Name:	Matthew W. Coleman
Title:	Director

ELEVENTH AMENDMENT – Signature Page S-6

ZB, N.A. dba AMEGY BANK, as a Lender

By:	/s/ Larry L. Sears
Name:	Larry L. Sears
Title:	SVP – Amegy Bank Division

ELEVENTH AMENDMENT – Signature Page S-7

COMPASS BANK, as a Lender

By:	/s/ Gabriela Azcarate
Name:	Gabriela Azcarate
Title:	Vice President

ELEVENTH AMENDMENT – Signature Page S-8

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Danielle Goodrick
Name:	Danielle Goodrick
Title:	Assistant Vice President

ELEVENTH AMENDMENT – Signature Page S-9

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nicholas T. Hanford
Name:	Nicholas T. Hanford
Title:	Vice President

ELEVENTH AMENDMENT – Signature Page S-10

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Kyle Lewis
Name:	Kyle Lewis
Title:	Vice President

ELEVENTH AMENDMENT – Signature Page S-11

IBERIABANK, as a Lender

By:	/s/ Moni Collins
Name:	Moni Collins
Title:	Senior Vice President

ELEVENTH AMENDMENT – Signature Page S-12

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Pat Layton
Name:	Pat Layton
Title:	Vice President

ELEVENTH AMENDMENT – Signature Page S-13

BOKF, NA DBA BANK OF OKLAHOMA, as a Lender

By:	/s/ John Krenger
Name:	John Krenger
Title:	Vice President

ELEVENTH AMENDMENT – Signature Page S-14

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Arina Mavilian
Name:	Arina Mavilian
Title:	Authorized Signatory

ELEVENTH AMENDMENT – Signature Page S-15

COMMONWEALTH BANK OF AUSTRALIA, as a Lender

By:	/s/ Sanjay Remond
Name:	Sanjay Remond
Title:	Director

ELEVENTH AMENDMENT – Signature Page S-16

ABN AMRO CAPITAL USA LLC, as a Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Director

ELEVENTH AMENDMENT – Signature Page S-17

FIFTH THIRD BANK, as a Lender

By:	/s/ Thomas Kleiderer
Name:	Thomas Kleiderer
Title:	Director

ELEVENTH AMENDMENT – Signature Page S-18

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Richard Antl
Name:	Richard Antl
Title:	Authorized Signatory

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Authorized Signatory

ELEVENTH AMENDMENT – Signature Page S-19

ANNEX I

TO ELEVENTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 27, 2013

among

GULFPORT ENERGY CORPORATION,

as Borrower,

THE BANK OF NOVA SCOTIA,

as Administrative Agent

and

The Lenders Party Hereto

THE BANK OF NOVA SCOTIA, KEYBANK NATIONAL ASSOCIATION,

and PNC BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

KEYBANK NATIONAL ASSOCIATION and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

WELLS FARGO BANK, N.A. and

BARCLAYS BANK PLC,

as Co-Documentation Agents

i

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		59

5.01.	Conditions of Initial Credit Extension	59
5.02.	Conditions to all Credit Extensions	61

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		61

6.01.	Existence, Qualification and Power; Compliance with Laws	61
6.02.	Authorization; No Contravention	61
6.03.	Governmental Authorization; Other Consents	62
6.04.	Binding Effect	62
6.05.	Financial Statements; No Material Adverse Effect	62
6.06.	Litigation	63
6.07.	No Default	63
6.08.	Ownership of Property; Liens	63
6.09.	Environmental Compliance	63
6.10.	Insurance	63
6.11.	Taxes	63
6.12.	ERISA Compliance	63
6.13.	Subsidiaries	64
6.14.	Margin Regulations; Investment Company Act	64
6.15.	Disclosure	64
6.16.	Compliance with Laws	65
6.17.	Intellectual Property; Licenses, Etc	65
6.18.	Rights in Collateral; Priority of Liens	65
6.19.	Concerning the Collateral	65
6.20.	Swap Contracts	65
6.21.	Engineering Reports	65
6.22.	Gas Balancing Agreements and Advance Payment Contracts	66
6.23.	Warranties and Collateral Documents	66
6.24.	Tax Shelter Regulations	66
6.25.	Anti-Corruption Laws and Sanctions	66
6.26.	Solvency	66

ARTICLE VII. AFFIRMATIVE COVENANTS		66

7.01.	Financial Statements	66
7.02.	Certificates; Other Information	67
7.03.	Notices	69
7.04.	Payment of Obligations	69
7.05.	Preservation of Existence, Etc	69
7.06.	Maintenance of Properties	69
7.07.	Maintenance of Insurance	70
7.08.	Compliance with Laws	70
7.09.	Books and Records	70
7.10.	Inspection Rights	70
7.11.	Use of Proceeds	70
7.12.	Financial Covenants	71
7.13.	Title Data	71

7.14.	Additional Subsidiaries	71
7.15.	Collateral	71
7.16.	Further Assurances	71
7.17.	Commodity Exchange Act Keepwell Provisions	71

ARTICLE VIII. NEGATIVE COVENANTS		72

8.01.	Liens	72
8.02.	Investments	73
8.03.	Indebtedness	75
8.04.	Fundamental Changes	76
8.05.	Dispositions	77
8.06.	Restricted Payments	78
8.07.	Change of Operator	78
8.08.	[Reserved]	78
8.09.	Swap Contracts	78
8.10.	Change in Nature of Business	81
8.11.	Transactions with Affiliates	81
8.12.	Burdensome Agreements	81
8.13.	Use of Proceeds	82
8.14.	Gas Balancing Agreements and Advance Payment Contracts	82
8.15.	Accounting Changes	82
8.16.	Maintenance of Deposit Accounts	82

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		82

9.01.	Events of Default	82
9.02.	Remedies Upon Event of Default	84
9.03.	Application of Funds	85

ARTICLE X. ADMINISTRATIVE AGENT		86

10.01.	Appointment and Authorization of Administrative Agent	86
10.02.	Rights as a Lender	86
10.03.	Exculpatory Provisions	87
10.04.	Reliance by Administrative Agent	87
10.05.	Delegation of Duties	88
10.06.	Resignation of Agent	88
10.07.	Non-Reliance on Agent and Other Lenders	89
10.08.	No Other Duties, Etc	89
10.09.	Administrative Agent May File Proofs of Claim	89
10.10.	Collateral and Guarantor Matters	90
10.11.	Cash Management Agreements and Swap Contracts	92

ARTICLE XI. MISCELLANEOUS		92

11.01.	Amendments, Etc	92
11.02.	Notices; Effectiveness; Electronic Communications	94
11.03.	No Waiver; Cumulative Remedies; Enforcement	96
11.04.	Expenses; Indemnity; Damage Waiver	96
11.05.	Payments Set Aside	98

11.06.	Successors and Assigns	98
11.07.	Treatment of Certain Information; Confidentiality	102
11.08.	Right of Setoff	103
11.09.	Interest Rate Limitation	103
11.10.	Counterparts; Integration; Effectiveness	104
11.11.	Survival of Representations and Warranties	104
11.12.	Severability	104
11.13.	Legal Representation of Agent	105
11.14.	Replacement of Lenders	105
11.15.	Governing Law; Jurisdiction; Etc	106
11.16.	Waiver of Right to Trial by Jury	106
11.17.	USA PATRIOT Act Notice	107
11.18.	No Advisory or Fiduciary Responsibility	107
11.19.	Electronic Execution of Assignments	107
11.20.	Concerning Swap Contracts	107
11.21.	Concerning Cash Management Agreements	108
11.22.	Time of the Essence	108
11.23.	Entire Agreement	108
11.24.	Excluded Swap Obligations	108
11.25.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108

SCHEDULES

1.01	Designated Investment Entities
2.01	Commitments and Applicable Percentages
5.01	Loan Documents to be Executed at Closing
6.06	Litigation
6.09	Environmental Matters
6.13	Subsidiaries and Other Equity Investments
6.20	Existing Swap Contracts
8.01	Existing Liens
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices
11.06	Processing and Recording Fees

EXHIBITS

Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion Matters
F	Affidavit of Payment of Trade Bills
G	Property Certificate
H	Reconciliation Schedule
I	Designated Investment Entity Certificate
J	[Reserved]
K-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
K-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
K-3	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
K-4	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
L	Elected Commitment Increase Certificate
M	Additional Lender Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of December 27, 2013, among GULFPORT ENERGY CORPORATION, a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and THE BANK OF NOVA SCOTIA, as Administrative Agent, L/C Issuer and sole arranger and sole bookrunner.

R E C I T A L S

A.    The Borrower, the Administrative Agent and certain lenders have previously entered into that certain Credit Agreement dated as of September 30, 2010, which was then amended by that certain First Amendment to Credit Agreement dated as of May 3, 2011, that certain Second Amendment to Credit Agreement dated as of 10:00 am, October 31, 2011, that certain Third Amendment to Credit Agreement dated as of 12:00 pm, October 31, 2011, that certain Fourth Amendment to Credit Agreement dated as of May 2, 2012, those two certain waiver and consent letters dated October 1, 2012, that certain Fifth Amendment to Credit Agreement dated as of October 9, 2012, that certain Sixth Amendment to Credit Agreement dated as of October 17, 2012, that certain Seventh Amendment to Credit Agreement dated as of December 18, 2012, that certain Eighth Amendment to Credit Agreement dated as of June 6, 2013, and that certain Ninth Amendment to Credit Agreement, dated as of November 22, 2013 (these twelve instruments are collectively referred to herein as the “Existing Credit Agreement”).

B.    The parties desire to further amend the Existing Credit Agreement to make certain agreed changes, and the parties deem it advantageous to restate the terms and provisions of the Existing Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Hedges” has the meaning set forth in Section 8.09.

“Additional Lender” has the meaning set forth in Section 2.05(b)(i).

“Additional Lender Certificate” has the meaning set forth in Section 2.05(b)(ii)(G).

“Administrative Agent” or “Agent” means Scotiabank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

CREDIT AGREEMENT – Page 1

“Advance Payment Contract” means any contract whereby any Loan Party either receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of hydrocarbons produced or to be produced from Mineral Interests owned by any Loan Party and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affidavit of Payment of Trade Bills” means an affidavit in the form of Exhibit F attached hereto.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all Lenders.

“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitment Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.05. The Aggregate Elected Commitment Amount as of the Eleventh Amendment Effective Date is $1,000,000,000.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or otherwise or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Applicable Usage Level:

Applicable Rate
Applicable Usage Level	Commitment fee	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
Level 1	0.375%	1.50%	0.50%
Level 2	0.375%	1.75%	0.75%
Level 3	0.50%	2.00%	1.00%
Level 4	0.50%	2.25%	1.25%
Level 5	0.50%	2.50%	1.50%

CREDIT AGREEMENT – Page 2

Any increase or decrease in the Applicable Rate resulting from a change in the Applicable Usage Level shall become effective as of the date of the change in the Applicable Usage Level. The Applicable Rate shall be Level 5 during any period that a Borrowing Base deficiency is being paid back in installments as permitted by Section 4.06.

“Applicable Usage Level” means on any date the level set forth below that corresponds to the percentage, as of the close of business on such day, equivalent to (a) Total Outstandings, divided by (b) the then effective Borrowing Base:

Applicable Usage Level
Level	Usage Percent
Level 1	Less than 25%
Level 2	25% or greater but less than 50%
Level 3	50% or greater but less than 75%
Level 4	75% or greater but less than 90%
Level 5	90% or greater

“Applicable Usury Laws” has the meaning set forth in Section 11.09 hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, Scotiabank, Keybank National Association and PNC Bank, National Association, each in its capacity as joint lead arranger and joint bookrunner.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other Disposition by any Loan Party of any oil and gas property included in the Borrowing Base, provided that the sale of the hydrocarbons, including Advance Payment Contracts, and Swap Contracts, in the ordinary course of business shall not be deemed to be an Asset Disposition.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

CREDIT AGREEMENT – Page 3

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Agent as its “prime rate,” and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Agent based upon various factors including Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Federal Funds Rate, the prime rate or the Eurodollar Rate for a period of one month shall be effective on the effective date of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefiting Guarantor” means a Guarantor for which funds or other support are necessary for such Guarantor to constitute an Eligible Contract Participant.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Account” has the meaning specified in Section 2.11(a)(ii).

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means the maximum loan amount that may be supported by the oil and gas properties of the Loan Parties included in the most recent Reserve Report provided to Agent, as determined by Agent and approved by the Required Lenders, or all of the Lenders, as applicable, in accordance with Article IV.

“Borrowing Base Deficiency Notice” has the meaning specified in Section 4.06.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

CREDIT AGREEMENT – Page 4

“Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances, or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and the L/C Issuer (which documents are hereby consented to by Lenders). “Cash Collateral” shall have a corresponding meaning.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Obligations” means all obligations, indebtedness, and liabilities of Borrower and any Subsidiary arising under any Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against Borrower or any Subsidiary of any proceeding under any Debtor Relief Law naming the Borrower or such Subsidiary as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding.

“Cash Management Party” means any Person that is a Lender or an Affiliate of a Lender and is a party to a Cash Management Agreement with Borrower or any Subsidiary.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Loan Party other than Borrower, an event or series of events by which Borrower ceases to Control such Loan Party, and means with respect to Borrower, any event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than one or more Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the voting power of the Equity Interests of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

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(b)    any Person or two or more Persons (other than Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such Person(s) or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities;

provided, for avoidance of doubt, a Disposition of Equity Interests among Loan Parties permitted by Section 8.05(c) shall not be considered a Change of Control.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means all Oil and Gas Mortgages, each Security Agreement, each Subsidiary Security Agreement, each Pledge Agreement, each Subsidiary Pledge Agreement, and all other agreements, instruments and documents (other than Lender Swap Contracts, and Secured Cash Management Agreements) now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Agent in Collateral securing all or part of the Obligations, each in form and substance satisfactory to Agent.

“Commitment” means, as to each Lender at any time, its obligation to (a) make Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount equal to the least of (i) such Lender’s Applicable Percentage of the Maximum Facility Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base, and (iii) such Lender’s Elected Commitment Amount.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Value” means, with respect to any JV Non-Borrowing Base Property Investment, the fair market value thereof on the date contributed to a joint venture, as such value is reasonably determined by the board of directors or a Responsible Officer of Borrower and, if requested by Agent, described on a certificate of a Responsible Officer of Borrower certifying to that effect.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, but in each case in no event in excess of the Maximum Rate, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender

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under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer and each Lender.

“Designated Investment Entities” means the Persons listed on Schedule 1.01, as updated from time to time by Borrower by written notice to Agent, which Persons are primarily engaged in any business or activity relating to or arising from exploration for or acquisition, exploitation, development, production, treatment, processing, storage, transportation, gathering, marketing or other handling of oil, natural gas, other hydrocarbons, sand, minerals and all constituents, elements or compounds thereof, and other products commonly created, recovered or produced in association therewith or refined or processed therefrom, Mineral Interests and related intellectual property, or any activity necessary, appropriate or incidental to any of the foregoing, including oilfield services, administrative services and other services used or useful in connection with any of the foregoing; provided that (i) no Subsidiary shall be a Designated Investment Entity and (ii) any Designated Investment Entity that shall at any time meet the definition of “Subsidiary” shall thereafter cease to be a Designated Investment Entity.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any Asset Disposition and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDAX” means net income, excluding (i) any non-cash revenue or expense associated with Swap Contracts resulting from ASC 815 and (ii) any cash or non-cash revenue or expense attributable to minority investments, plus without duplication and, in the case of expenses, to the extent deducted from revenues in determining net income, the sum of (a) the aggregate amount of consolidated Interest Expense for such period, (b) the aggregate amount of income, franchise, capital or similar tax expense (other than ad valorem taxes) for such period, (c) all amounts attributable to depletion, depreciation, amortization and asset or goodwill impairment or writedown for such period, (d) all other non-cash charges, (e) exploration costs deducted in determining net income under successful efforts accounting, (f) actual cash distributions received from minority investments (but, for the avoidance of doubt, not including proceeds received from Dispositions of such minority investments), (g) to the extent actually reimbursed by insurance, expenses with respect to liability on casualty events or business interruption, and (h) all reasonable transaction expenses related to Dispositions and acquisitions of assets, investments and debt and equity offerings by any Loan Party (in each case whether or not successful, provided that expenses related to unsuccessful Dispositions shall be limited to $3,000,000 in the aggregate for the period from the Closing Date to the Maturity Date), all determined on a consolidated basis with respect to Borrower and its Subsidiaries in accordance with GAAP, using the results of the twelve-month period ending with that reporting period. For the purposes of calculating EBITDAX for any test period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if during such Reference Period Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition, EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Disposition or Material Acquisition had occurred on the first day of such Reference Period, and (ii) solely with respect to calculations made in connection with determining pro forma compliance with covenants set forth in the Loan Documents, EBITDAX for a Reference Period shall be calculated on a pro forma basis as if Material Dispositions and Material Acquisitions made during or after the end of the Reference Period but on or before the date of determination had occurred on the first day of such Reference Period.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elected Commitment Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.05.

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.05(b)(ii)(F).

“Eleventh Amendment Effective Date” means November 21, 2017.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or

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acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

, provided that if the ‘‘Eurodollar Rate’’ shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement;

Where,

“Eurodollar Base Rate” means, for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%):

(a)    the rate per annum equal to the rate determined by Agent to be the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) that appears on pages LIBOR01 or LIBOR 02 of the Reuters screen that displays such rate (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

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(b)    if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by Agent to be the offered rate on such other page or other service that displays an average London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)    if the rates referenced in the preceding clauses (a) and (b) are not available, Agent shall determine such rate as the average of quotations for three (3) major New York money center banks of whom the Agent shall inquire as the “London Interbank Offered Rate” for deposits in U.S. Dollars at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Accounts” means accounts exclusively used for payroll, payroll taxes or other employee wage and benefit payments, accounts exclusively holding assets subject to an escrow or purchase price adjustment mechanism, and accounts that exclusively hold funds belonging to, or for the benefit of, a Person other than a Loan Party, and accounts having average daily collected balances not greater than $2,500,000 during the most recently completed calendar quarter (or for any account opened after the most recently completed calendar quarter, that will have an average daily collected balance not greater than $2,500,000 as of the end of the calendar quarter during which such account was opened).

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Swap Obligation, if and to the extent that, all or a portion of the joint and several liability or the guaranty of such Loan Party for, or the grant by such Loan Party of a security interest or other Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Loan Party is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured

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by its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.06(b) and 11.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in Recital A.

“Existing Lenders” means each “Lender” (as defined in the Existing Credit Agreement) that is a party to the Existing Credit Agreement immediately prior to the Closing Date.

“Exiting Lenders” means each Existing Lender who is not a Lender under this Agreement on the Closing Date and who is identified as having the status of an Exiting Lender on the applicable signature page hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Agent on such day on such transactions as determined by Agent, provided that if the ‘‘Federal Funds Rate’’ shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement dated December 19, 2013, between Borrower and Agent or any subsequent letter agreement between Borrower and Agent that by its terms replaces such letter agreement.

“Filing” has the meaning specified in Section 6.03.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

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“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Loan Party, or any other party having an interest in any hydrocarbons to be produced from Mineral Interests in which any Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor” means, collectively, each Domestic Subsidiary of Borrower that now or hereafter executes a Guaranty pursuant to Section 7.14, and any other Person which subsequently guarantees the payment and performance of the Obligations.

“Guaranty” means, collectively, any Guaranty made by a Guarantor in favor of Agent for the benefit of the Secured Parties, in form and substance satisfactory to Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes, the release or presence of which requires reporting, permitting, remediation or investigation pursuant to any Environmental Law.

“Hedging Notional Volume Measurement Quarter” has the meaning set forth in Section 8.09(a)(ii).

“Increasing Lender” has the meaning set forth in Section 2.05(b)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    capital leases and Synthetic Lease Obligations;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

The amount of any unassumed Indebtedness under clause (e) above shall be deemed to be the lesser of the amount of such Indebtedness and the fair market value of the property of such Person securing such Indebtedness. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or other entity where owners of Equity Interests thereof have liability for the obligations

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of such entity in which such Person is a general partner or owner of Equity Interests, unless (1) such Indebtedness is expressly made non-recourse to such Person, or (2) such Indebtedness is owed by such Person to the owners of the Equity Interests thereof. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, it is understood and agreed that Indebtedness shall not include (x) obligations under agreements providing for earnouts, the adjustment of the purchase price, working capital or similar adjustments in connection with any Investment, acquisition or Disposition and indemnity obligations under such agreements, (y) obligations which are identified as liabilities on a Person’s balance sheet in accordance with GAAP in connection with a noncompete, consulting or other similar arrangement or (z) obligations to make Investments. For avoidance of doubt, Indebtedness does not include Wexford ULC Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Expense” means, as of the last day of any fiscal quarter, the interest expense, both expensed and capitalized (including the interest component in respect of capitalized lease obligations), accrued or paid by Borrower and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, using the results of the twelve-month period ending with that reporting period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six or twelve months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness

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of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership interest and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“JV Investments Amount” means Investments consisting solely of any combination of cash and the Contributed Value of JV Non-Borrowing Base Property Investments.

“JV Non-Borrowing Base Property Investment” means oil and gas or other properties of the Borrower or any Subsidiary not included in the Borrowing Base that are contributed to a joint venture under Section 8.02(j).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Scotiabank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

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“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means, at any time, an amount equal to the greater of $150,000,000 or 40% of the Aggregate Commitments existing at such time. The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Swap Contract” means any Swap Contract between Borrower or any Subsidiary and any Swap Lender. “Lender Swap Contract” shall not include any transactions or confirmations with a counterparty entered into after such counterparty ceases to be a Lender or an Affiliate of a Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the sum of cash on hand plus the difference between the Aggregate Commitments and the Total Outstandings.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, each Collateral Document, each Guaranty, each Affidavit of Payment of Trade Bills, each Property Certificate, each Reconciliation Schedule, each Title Indemnity Agreement, each Security Agreement, each Subsidiary Security Agreement, each Pledge Agreement, each Subsidiary Pledge Agreement, and all other documents and instruments executed and/or delivered by any Loan Party in connection with any Loan, together with all renewals, extensions, modifications and amendments from time to time of any such document, including any of the foregoing executed in connection with the Existing Credit Agreement and still in effect, but excluding any Lender Swap Contract and any Secured Cash Management Agreement.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower and each Guarantor.

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“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Acquisition” means any acquisition of property or series of related acquisitions of properties (including by way of merger or consolidation) that involves the payment of consideration by Borrower and its Subsidiaries in excess of $50,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse change in, or a material adverse effect upon, Mortgaged Properties having an aggregate value in excess of $20,000,000 as reflected in the most recent Reserve Report furnished to Agent.

“Material Disposition” means any Disposition of property or series of related Dispositions of properties that yields gross proceeds to Borrower or any of its Subsidiaries in excess of $50,000,000.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Loan Party is a party or by which any Mineral Interest owned by any Loan Party is bound, a net gas imbalance to Borrower or any other Loan Party, individually or taken as a whole in excess of $1,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in BTU’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation, adjusted for location differential and transportation costs based on the location where the Mineral Interests giving rise to the imbalances are located.

“Maturity Date” means December 13, 2021; provided however that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Amount” and “Maximum Rate” have the meanings specified in Section 11.09.

“Maximum Facility Amount” means $1,500,000,000.

“Mineral Interests” means (a) all present and future interests and estates existing under any oil and gas leases including without limitation working interests, royalties, overriding royalties, production payments and net profits interests, (b) all present and future rights in mineral fee interests and rights therein, including without limitation, any reversionary or carried interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of Law which now or hereafter include all or any part of the foregoing, and (d) all rights, remedies, powers and privileges with respect to all of the foregoing.

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“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and the L/C Issuer in their sole discretion.

“Monthly Reduction Amount” has the meaning specified in Section 4.05.

“Mortgaged Properties” means all present and future Mineral Interests of one or more Loan Parties in all oil and gas properties in which such Loan Parties have granted or do hereafter grant a mortgage or Lien to Agent for the ratable benefit of the Secured Parties.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, (i) the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or other entity where owners of Equity Interests thereof have liability for the obligations of such entity in which the Borrower or a Subsidiary is a general partner or owner of such Equity Interests, unless (1) such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary, or (2) such Indebtedness is owed by such entity to the owners of the Equity Interests thereof, minus (ii) the amount of cash and short-term investments of Borrower and its Subsidiaries at the end of the relevant fiscal quarter with respect to which the ratio of Net Funded Debt to EBITDAX is being calculated. For avoidance of doubt, Net Funded Debt does not include Wexford ULC Obligations.

“Ninth Amendment Effective Date” means May 4, 2017.

“Non-Consenting Lender” has the meaning set forth in Section 11.14.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B, and all renewals, extensions, modifications and amendments thereto, and substitutions therefor.

“Obligations” means, collectively, (i) all advances to and all debts, obligations, liabilities (including all renewals and extensions thereof, or any part thereof), and all covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, including all obligations of any Loan Party described in Section 11.04 hereof, (ii) net obligations under any Lender Swap Contract (which net obligations shall be deemed to be the Swap Termination Value as of the date the Obligations are being determined), provided that notwithstanding anything to the contrary

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herein or in any other Loan Document, “Obligations” shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party, and (iii) all Cash Management Obligations, in any case described in the foregoing clauses (i), (ii) and (iii), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Mortgage” has the meaning specified in Section 2.13(a).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

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“Permitted Holder” means (i) Charles E. Davidson, (ii) the members of the immediate family of Charles E. Davidson, (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) above or any of their estates, or (iv) any Person that is Controlled by any Person described in clauses (i), (ii) or (iii) above or any Related Party of any such Person described in clauses (i), (ii) or (iii).

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” has the meaning specified in Section 2.13(d).

“Pro Forma Property” has the meaning set forth in Section 8.09.

“Projected Oil and Gas Production” means the projected production of oil or gas or natural gas liquids (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by a Loan Party which are located in or offshore of the United States, as reasonably approved by the Administrative Agent.

“Property Certificate” means a certificate substantially in the form of Exhibit G attached hereto.

“Proved Mineral Interest” means, collectively, (i) all Mineral Interests which constitute proved developed producing reserves, (ii) all Mineral Interests which constitute proved developed non-producing reserves, and (iii) all Mineral Interests which constitute proved undeveloped reserves.

“Proved Reserves” means ‘Proved Reserves’ as defined in the Reserve Definitions.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, with respect to any Benefiting Guarantor in respect of any Swap Obligation, each Loan Party that, at the time of the guaranty by such Benefiting Guarantor of, or grant by such Benefiting Guarantor of a security interest or other Lien securing, such Swap Obligation is entered into or becomes effective with respect to, or at any other time such Benefiting Guarantor is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Swap Obligation, constitutes an Eligible Contract Participant and can cause such Benefiting Guarantor to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the L/C Issuer, as applicable.

“Recognized Value” means the value determined by Lenders attributed to the Mineral Interests in the oil and gas properties of the Loan Parties from the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of hydrocarbons from such Mineral Interests and the other standards specified in Section 4.01 hereof.

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“Reconciliation Schedule” means a schedule substantially in the form of Exhibit H attached hereto.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release Date” has the meaning specified in Section 10.10(b)(i).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, an L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Definitions” means, at any time, the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at such time and acceptable to the Agent.

“Reserve Report” means a report in form and substance satisfactory to Agent evaluating the oil and gas reserves attributable to the Mineral Interests of the Loan Parties in certain of their oil and gas properties, which shall at a minimum include the Mortgaged Properties, and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers’ opinions with respect to the total volume of reserves (the “available reserves”) of hydrocarbons (using the terms or categories “proved developed producing reserves,” “proved developed nonproducing reserves” and “proved undeveloped reserves”) which Borrower has advised such engineers that the Loan Parties have the right to produce for their own account, (c) set forth such engineers’ opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Agent, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers’ opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Agent with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of (a) notices given

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pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to Agent, and (b) delivery of the certificates pursuant to Section 5.01(a)(iii), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, at the time of the Second Amendment to this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of the Treasury or the U.S. Department of State.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scotiabank” means The Bank of Nova Scotia, a financial institution organized under the laws of Canada.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Borrower or any Subsidiary and any Cash Management Party.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, L/C Issuer, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Documents, and the permitted successors and assigns of each of the foregoing, the Swap Lenders and the Cash Management Parties.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” has the meaning specified in Section 2.13(c).

CREDIT AGREEMENT – Page 23

“Senior Notes” means any unsecured Indebtedness of Borrower (and any unsecured Guarantees thereof by the Guarantors) in an aggregate principal amount not exceeding $2,100,000,000.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Pledge Agreement” has the meaning specified in Section 2.13(e).

“Subsidiary Security Agreement” has the meaning specified in Section 2.13(e).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward sale of production, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Contract. “Swap Contract” shall include any agreement, contract or transaction that constitutes a ‘swap’ within the meaning of Section 1a(47) of the Commodity Exchange Act. Notwithstanding the foregoing, ‘Swap Contract’ shall not include any agreement or obligation to sell, at an index-based price, any commodity that is intended to be physically settled.

“Swap Lender” means any Person that entered into a Swap Contract with Borrower or any Subsidiary before or while such Person was a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

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“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any such obligation comprised of a guaranty or a security interest or other Lien.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tested Swap Contracts” has the meaning set forth in Section 8.09.

“Texaco Lien” means a Lien securing obligations relating to plugging, replugging and abandonment of oil and gas wells and injection and disposal wells acquired from Texaco Exploration and Production, Inc. pursuant to documentation dated as of March 11, 1997, relating to properties of Borrower known as the West Cote Blanche Bay properties.

“Threshold” has the meaning set forth in Section 8.09.

“Title Indemnity Agreement” means a title indemnity from Borrower regarding title to the Mineral Interests of the Loan Parties in the Mortgaged Properties included in the Borrowing Base.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Withholding Agent” means the Borrower and the Administrative Agent.

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“Wexford ULC Obligations” means any obligations which Grizzly Holdings, Inc. (a Subsidiary Controlled by Borrower) may owe to Grizzly Oil Sands Inc. (an entity Controlled by Wexford Capital LP) arising by virtue of the fact that both Grizzly Holdings, Inc. and Grizzly Oil Sands Inc. are owners of Equity Interests in Grizzly Oil Sands ULC, a corporation formed under the laws of Alberta, Canada.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    For purposes of Section 9.01, a breach of a financial covenant contained in Section 7.12 shall be deemed to have occurred as of any date of reasonable determination thereof by the Agent on or after the last date of any specified measuring period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to the Agent and the Lenders.

1.03. Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

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(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or the Majority Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the Aggregate Commitments, and (b) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans, whereupon Agent shall give prompt notice to

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Lenders of such request and, in the case of Eurodollar Rate Loans, determine whether the requested Interest Period is acceptable to all of them. In the case of Eurodollar Rate Loans, not later than 12:00 p.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)    During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Majority Lenders, and, during the existence of a Default, the Majority Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d)    Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Agent shall notify Borrower and Lenders of any change in Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

CREDIT AGREEMENT – Page 28

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Loans.

(f)    Credit Extensions under the Existing Credit Agreement.

(i)    On the Closing Date:

(A)    Borrower shall pay all accrued and unpaid fees that are outstanding under the Existing Credit Agreement;

(B)    each “Base Rate Loan” and “Eurodollar Rate Loan” outstanding under the Existing Credit Agreement shall be deemed to be continued as existing Loans under this Agreement and not as a novation;

(C)    any Letters of Credit outstanding under the Existing Credit Agreement shall be deemed issued under this Agreement; and

(D)    the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement.

(ii)    It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of Borrower outstanding thereunder. To the extent not amended and restated as of the Closing Date, the Loan Documents executed in connection with the Existing Credit Agreement and in effect prior to the Closing Date (the “Existing Loan Documents”) shall continue in full force and effect, are hereby ratified, reaffirmed and confirmed in all respects, and shall, for the avoidance of doubt, constitute “Loan Documents” under this Agreement. The terms of the Loan Documents that correspond to the Existing Loan Documents that have been amended and restated as of the Closing Date shall govern for any period occurring on or after the Closing Date, and the terms of such Existing Loan Documents prior to their amendment and restatement shall govern for any period beginning before the Closing Date and ending on the day immediately preceding the Closing Date. In furtherance of the foregoing, (i) each reference in any Loan Document to the “Credit Agreement”, any other Loan Document that is being amended and restated as of the Closing Date, “thereunder”, “thereof” or words of like import, is hereby amended, mutatis mutandis, as applicable in the context, to be a reference to, and shall thereafter mean, this Agreement or such other amended and restated Loan Document, as applicable in the context (as each may be amended, modified or supplemented and in effect from time to time) and (ii) the definition of any term defined in any Loan Document by reference to the terms defined in the “Credit Agreement” or any other Loan Document that is being amended and restated as of the Closing Date is hereby amended to be defined by reference to the defined term in this Agreement or such other amended and restated Loan Document, as applicable (as each may be amended, modified or supplemented and in effect from time to time).

(iii)    In connection with the foregoing clause (ii), (A) the Borrower releases, waives and discharges any claims or causes of action which it may have as of the Closing Date against the Exiting Lenders arising under the Existing Credit Agreement or any of the other Loan Documents (as defined in the Existing Credit Agreement) or relating to their performance thereunder and (B) the Agent, the Existing Lenders and the Lenders waive any breach of or

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default under Section 2.13 or 7.15 of the Existing Credit Agreement (but such waiver does not constitute a waiver of any breach of or default under Section 2.13 or 7.15 of this Agreement, after giving effect to the amendment and restatement of the Existing Credit Agreement into this Agreement).

(iv)    Concurrently with the Closing Date, each Lender that is not an Existing Lender and each Lender whose Commitment exceeds its “Commitment” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall be deemed to have (i) purchased the “Commitments” of the Exiting Lenders and the “Commitments” of the Lenders to the extent that such “Commitments” exceed their Commitments hereunder and/or (ii) increased its “Commitment” in a manner determined by the Agent so that after giving effect to the foregoing, the Commitment of each Lender will be as set forth on Schedule 2.01. Each Exiting Lender and Lender agrees that the provisions of the form of Assignment and Assumption attached hereto as Exhibit D shall apply to it as applicable depending on whether it is the assignee or assignor of such “Commitments” as applicable. Each party hereto agrees to execute an Assignment and Assumption or related ancillary documentation to give effect to the foregoing if requested by the Agent.

(v)    For avoidance of doubt, in connection with the foregoing clause (iv), the Loans (as defined in the Existing Credit Agreement) of the Existing Lenders under the Existing Credit Agreement shall be reallocated among the Lenders under this Agreement in proportion with the Commitments of the Lenders as set forth on Schedule 2.01 and any Exiting Lender is released of its “Commitment” under the Existing Credit Agreement.

(vi)    For avoidance of doubt, unless otherwise specified, all participations and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement immediately prior to the Effective Date shall continue to constitute participations, and other indebtedness, obligations and liabilities under this Agreement.

(vii)    Each party hereto hereby waives any requirements for notice and consent required to give effect to such reallocations referenced in the foregoing clauses (iv) through (vi).

2.03. Letters of Credit. (a) The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

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(ii)    The L/C Issuer shall not issue any Letter of Credit, if:

(A)    the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more applicable policies of the L/C Issuer;

(C)    except as otherwise agreed by Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)    such Letter of Credit is to be denominated in a currency other than Dollars or Canadian dollars;

(E)    unless specifically provided for in this agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)    a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower, such Lender or all other Lenders to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of

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the benefits and immunities (A) provided to Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the L/C Issuer may reasonably require. Additionally, Borrower shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may reasonably require.

(ii)    Promptly after receipt of any L/C Application at the address set forth in Section 11.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

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(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) (if Borrower shall have received notice prior to 9:00 a.m. on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m. on the following Business Day after Borrower receives such notice), Borrower shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Agent shall remit the funds so received to the L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi)    If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Agent.

(ii)    If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

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(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which damages have been determined by a court of competent jurisdiction in a final and non-appealable judgment to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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(g)    Cash Collateral. Upon the request of Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.04, 2.14, 2.15 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. Borrower hereby grants to Administrative Agent, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent.

(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(i)    L/C Fees. Borrower shall pay to Agent for the account of the Lenders (to be paid by Agent to each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage) an aggregate fee (the “L/C Fee”) for the issuance of each Letter of Credit in an amount per annum equal to the greater of the Applicable Rate times the maximum face amount of the Letter of Credit determined in accordance with Section 1.06 or $1,000. Such L/C Fee shall be payable prior to the issuance of each Letter of Credit and thereafter in quarterly installments on the first Business Day after the end of each March, June, September and December, commencing on the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the L/C Fee shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon request of the Majority Lenders, while any Event of Default exists, all accrued and unpaid L/C Fees shall bear interest at the Default Rate.

(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee for the issuance or extension of each Letter of Credit equal to the greater of $500 or 0.1875% per annum times the maximum face amount of such Letter of Credit determined in accordance with Section 1.06. Such fronting fee shall be due and payable upon the issuance or extension of each Letter of Credit. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)    Conflict with Issuer Documents. In the event of any conflict between the terms of the Loan Documents and the terms of any Issuer Documents, the terms hereof shall control.

(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04. Prepayments.

(a)    Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by

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Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be repaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of Lenders in accordance with their respective Applicable Percentages.

(b)    If for any reason (including without limitation those arising from a reduction of the Borrowing Base described in Section 4.05 or a reduction of the Aggregate Elected Commitment Amount) the Total Outstandings at any time exceed the Aggregate Commitments, Borrower shall within three (3) Business Days prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless there remains any such excess after the prepayment in full of the Loans; and provided further, however, that the provisions of Section 4.06 shall control in the event the reason for such excess is due to the redetermination of the Borrowing Base pursuant to Section 4.02 or Section 4.03.

(c)    Borrower may make a prepayment of Loans pursuant to Section 4.06.

2.05. Termination or Reduction of Commitments; Increase and Reduction of Aggregate Elected Commitment Amount.

(a)    Borrower may, upon notice to Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $500,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (iv) if, after giving effect to any reduction of the Aggregate Commitments, the L/C Sublimit exceeds the Aggregate Commitments, the L/C Sublimit shall be automatically reduced by the amount of such excess, and (v) upon any reduction of the Aggregate Commitments that would otherwise result in the Aggregate Commitments being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Commitments as so reduced. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

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(b)    Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(i)    Subject to the conditions set forth in Section 2.05(b)(ii), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment Amount of one or more existing Lenders (each such Lender, an “Increasing Lender”) and/or causing one or more Persons reasonably acceptable to the Administrative Agent (it being agreed that any Affiliate of a Lender shall be deemed acceptable to the Administrative Agent) and that at such time are not Lenders to become a Lender (each such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower or a natural person.

(ii)    Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(A)    such increase (if not in connection with a periodic or special redetermination of the Borrowing Base) shall not be less than $15,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect;

(B)    following any periodic or special redetermination of the Borrowing Base, the Borrower may not increase the Aggregate Elected Commitment Amount more than once before the next periodic or special redetermination of the Borrowing Base (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 2.05(b)(ii)(B));

(C)    no Default shall have occurred and be continuing on the effective date of such increase or would result therefrom;

(D)    on the effective date of such increase, no Eurodollar Rate Loans shall be outstanding or if any Eurodollar Rate Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Rate Loans unless the Borrower pays compensation required by Section 3.05;

(E)    no Lender’s Elected Commitment Amount may be increased without the consent of such Lender;

(F)    if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment Amount of one or more Lenders, the Borrower and each such Increasing Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit L (an “Elected Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower, such Increasing Lender and/or the Administrative Agent;

(G)    if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 for each Additional Lender, which shall be payable by the

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Borrower to the Administrative Agent unless waived by the Administrative Agent, and the Borrower shall (1) if requested by any Additional Lender, deliver a Note payable to the order of such Additional Lender in accordance with Section 2.10(a), and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, any Additional Lender and/or the Administrative Agent; and

(H)    the Borrower shall, or shall cause the Guarantors to, execute and deliver such other documents and/or certificates, if any, as reasonably requested by the Administrative Agent in connection with such increase.

(iii)    Subject to acceptance and recording thereof pursuant to Section 2.05(b)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Rate Loans are outstanding, then the last day of the Interest Period in respect of such Eurodollar Rate Loans, unless the Borrower has paid compensation required by Section 3.05): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, each Increasing Lender and Additional Lender shall be deemed to have purchased a pro rata portion of the Outstanding Amount of the Loans (and participation interests in the Outstanding Amount of all L/C Obligations) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Increasing Lender and any Additional Lender) shall hold its Applicable Percentage of the Outstanding Amount of the Loans (and participation interests in the Outstanding Amount of all L/C Obligations) after giving effect to the increase in the Aggregate Elected Commitment Amount and the resulting modification of each Lender’s Applicable Percentage pursuant to Section 2.05(b)(v).

(iv)    Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recordation fee referred to in Section 2.05(b)(ii)(G), if any, the Administrative Questionnaire referred to in Section 2.05(b)(ii) and the compensation required by Section 3.05, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 11.06(c). No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.05(b)(iv).

(v)    Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.06(b), (A) each Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment Amount, in each case after giving effect to such increase, (B) Schedule 2.01 to this Agreement shall be deemed amended to reflect the Elected Commitment Amount of any Increasing Lender and any Additional Lender, and any changes in the Lenders’ respective Applicable Percentages pursuant to the foregoing clause (A), and (C) the Borrower shall execute and deliver new Notes to the extent required under Section 2.10(a).

(vi)    The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment

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Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.04, the Total Outstandings would exceed the Aggregate Elected Commitment Amount.

(vii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.05(b)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.05(b)(vii) shall be irrevocable. Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among each Lender’s Elected Commitment Amount in accordance with each Lender’s Applicable Percentage (and Schedule 2.01 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment Amount and the Aggregate Elected Commitment Amount).

(viii)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Schedule 2.01 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment Amount and the Aggregate Elected Commitment Amount).

(ix)    Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment Amount, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Schedule 2.01 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment Amount and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 11.06(c).

2.06. Repayment of Loans. Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07. Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (1) the Eurodollar Rate for such Interest Period plus the Applicable Rate or (2) the Maximum Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (1) the Base Rate plus the Applicable Rate or (2) the Maximum Rate.

(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(ii)    If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Majority Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08. Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)    Commitment Fee. Borrower shall pay to Agent for the account of the Lenders (to be paid by Agent to each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage) an aggregate commitment fee in an amount per annum equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate on a per diem basis separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Agent’s Fees. Borrower shall pay to Agent for Agent’s own account, fees in the amounts and at the times specified in the Fee Letter. Unless otherwise specified in the Fee Letter, such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)    Lenders’ Upfront Fees. On the Closing Date, Borrower shall pay to Agent, for the account of the Lenders (to be paid by Agent to each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage or as otherwise specified in the Fee Letter), an aggregate upfront fee in the amount provided in the Fee Letter. Such upfront fees are for the credit facilities committed by Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

2.09. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for

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the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10. Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.11. Payments Generally; Agent’s Clawback.

(a)    (i) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)    On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Agent (as such account shall be designated by Borrower in a written notice to Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Agent. Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.11(a)(ii) showing in

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reasonable detail the amounts of such deduction. Lenders agree to reimburse Borrower based on their Applicable Percentage for any amounts deducted from such accounts in excess of amounts due hereunder and under any other Loan Documents.

(iii)    Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount of its share of such applicable Borrowing so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(iv)    Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(b)    Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)    Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and

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not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 11.04(c):

(d)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12. Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13. Collateral.

(a)    Mortgaged Properties. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first and superior Lien, subject to Permitted Liens, against the entire Mineral Interest of each Loan Party in the Mortgaged Properties pursuant to the terms of one or more deeds of trust (each an “Oil and Gas Mortgage”), in favor of Agent for the ratable benefit of the Secured Parties which shall be in form and substance satisfactory to Agent. Within thirty (30) days (or such longer time as determined by Agent) after Agent advises Borrower of (i) the failure for all oil and gas properties under mortgage to Agent to constitute at least 85% of the Recognized Value of all Proved Mineral Interests evaluated in the most recent Reserve Report delivered to Agent and (ii) the percentage shortfall thereof, Borrower shall execute or cause the other Loan Parties to execute Oil and Gas Mortgages covering additional Proved Mineral Interests having an aggregate Recognized Value sufficient to eliminate the deficiency.

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(b)    Title Assurances. Within thirty (30) days (or such longer time as determined by Agent) after Agent advises Borrower that the oil and gas properties for which it has received title assurances reasonably acceptable to Agent is less than 80% of the Recognized Value of all Proved Mineral Interests evaluated in the most recent Reserve Report delivered to the Agent, Borrower shall provide to the Agent additional title opinions and/or other title information and data reasonably acceptable to Agent so that the Agent shall have received reasonably acceptable title assurances for at least 80% of the Recognized Value of all Proved Mineral Interests evaluated in such Reserve Report.

(c)    Personal Property of Borrower. The payment and performance of the Notes and all of the other Obligations hereunder and under the other Loan Documents shall also be secured by a first priority Lien, subject to Permitted Liens, against substantially all personal property of Borrower other than Equity Interests owned by Borrower pursuant to the terms of an agreement (the “Security Agreement”) in favor of Agent for the ratable benefit of the Secured Parties which shall be in form and substance satisfactory to Agent. Equity Interests owned by Borrower shall not be covered by the Security Agreement. Instead, such Equity Interests shall be pledged pursuant to the Pledge Agreement described in Section 2.13(d).

(d)    Equity Interests of Subsidiaries and Designated Investment Entities. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first priority Lien against the following Equity Interests owned by Borrower pursuant to the terms of an agreement (the “Pledge Agreement”), in favor of Agent for the ratable benefit of the Secured Parties which shall be in form and substance satisfactory to Agent:

(i)    100% of the issued and outstanding Equity Interest of each existing and future Domestic Subsidiary;

(ii)    65% of the issued and outstanding Equity Interest of each existing and future Foreign Subsidiary; and

(iii)    to the extent permitted by the charter, bylaws and stockholders’ agreement (or corresponding documents and agreements in the case of entities other than corporations) of such Designated Investment Entity, the entire Equity Interest owned by Borrower in each Designated Investment Entity.

(e)    Concerning Domestic Subsidiaries. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents (i) shall be unconditionally guaranteed by each Domestic Subsidiary pursuant to a Guaranty which shall be satisfactory in form and substance to Agent, (ii) shall be, subject to the exceptions set forth in or contemplated by this Section 2.13, secured by a first priority Lien (subject only to Permitted Liens) against those oil and gas properties of such Domestic Subsidiaries having a Recognized Value of not less than 85% of the Recognized Value of all Proved Mineral Interests evaluated in the most recent Reserve Report pursuant to one or more Oil and Gas Mortgages, (iii) shall be secured by a first priority Lien, subject to Permitted Liens, against substantially all personal property other than Equity Interests owned by such Domestic Subsidiaries, pursuant to the terms of one or more agreements (each a “Subsidiary Security Agreement”) in favor of Agent for the ratable benefit of the Secured Parties which shall be satisfactory in form and substance to Agent, and (iv) shall be secured by a first priority Lien against any Equity Interests of the types described in Section 2.13(d)(i), (ii) and (iii), which such Domestic Subsidiaries may now own or hereafter acquire pursuant to the terms of one or more agreements (each a “Subsidiary Pledge Agreement”) in favor of Agent for the ratable benefit of the Secured Parties which shall be in form and substance satisfactory to Agent.

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If any such Equity Interests are evidenced by issued and outstanding physical certificates, Borrower shall deliver such certificates and appropriate stock powers simultaneously with its execution and delivery of the Pledge Agreement or Subsidiary Pledge Agreement, as applicable.

(f)    Certain Exclusions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

(g)    Utica Shale Properties. Promptly, but in any event within one-hundred twenty (120) days after the Closing Date (or such longer time as Agent shall approve in its sole discretion), (i) each Loan Party shall grant in favor of Agent for the ratable benefit of the Secured Parties Oil and Gas Mortgages creating a first and superior Lien, subject to Permitted Liens, against substantially all of the Mineral Interest of such Loan Party as of the Closing Date in its oil and gas properties located in or around the Utica shale region, including without limitation its oil and gas properties in Ohio, and (ii) such Loan Party shall also deliver to Agent such opinions of counsel (including, if so requested, title opinions addressed to Agent) or other evidence of title as Agent shall reasonably deem necessary or appropriate to verify (A) its title to the oil and gas properties which are subject to such Oil and Gas Mortgages, and (B) the validity and perfection of the Liens created by such Oil and Gas Mortgages.

2.14. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or the L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)    Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.15. Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations

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are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause such Non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other

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Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a)    Defined Terms. For the purposes of this Section 3.01, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest and expenses resulting from such Recipient’s gross negligence or willful misconduct provided that for purposes of clarification, contesting the payment of any such Indemnified Taxes shall not be considered gross negligence or willful misconduct), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the

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extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of any Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.01, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)    any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

(1)

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN

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establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	(ii) executed originals of IRS Form W-8ECI;

(3)	(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)	(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document and the occurrence of the Release Date.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay (on a pro rata basis) or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03. Inability to Determine Rates. If Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar

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Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then, upon request of such Lender or the L/C Issuer, from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

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(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C

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Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may replace such Lender in accordance with Section 11.14.

3.07. Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and the occurrence of the Release Date.

ARTICLE IV. BORROWING BASE

4.01. Borrowing Base. (a) The Borrowing Base shall represent the approval in their sole discretion of the Required Lenders or all Lenders, as applicable, of Agent’s determination of the maximum loan amount that may be supported by the oil and gas properties of the Loan Parties included in the most recent Reserve Report furnished to Agent, based upon Lenders’ in-house evaluation of such properties. The determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of the Loan Parties in all of their oil and gas properties, including the Mortgaged Properties, as is provided to Lenders in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of each Loan Party and its Affiliates, and (c) such other credit factors consistently applied as each Lender customarily considers in evaluating similar oil and gas credits. Borrower and Lenders acknowledge that (i) due to the uncertainties of the oil and gas extraction process, the properties included in any Reserve Report are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (ii) for this reason and the difficulties and expenses involved in liquidating and collecting against the Mortgaged Properties, the determination of the maximum loan amount with respect to the properties included in any Reserve Report contains an equity cushion (market value in excess of loan amount) which Borrower acknowledges to be essential for the adequate protection of Lenders.

(b)    Until next determined as provided herein, the amount of the Borrowing Base as of the Eleventh Amendment Effective Date shall be $1,200,000,000.

4.02. Periodic Determinations of Borrowing Base.

(a)    On or before each April 1 and October 1, commencing April 1, 2014, until the Maturity Date, Borrower shall furnish to Agent a Reserve Report, which shall set out as of the six (6) months ending January 1 and July 1, respectively, the Proved Mineral Interests attributable to the Mortgaged Properties and such other oil and gas properties of the Loan Parties as Borrower may select. Each October 1 Reserve Report may be prepared by Borrower’s own engineers, who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the

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immediately preceding Reserve Report prepared by independent reservoir engineers. Each April 1 Reserve Report shall be a complete report prepared by independent reservoir engineers reasonably acceptable to Agent relating to the Proved Mineral Interests attributable to the Mortgaged Properties and such other oil and gas properties of the Loan Parties as Borrower may select. In addition, Borrower may submit with each April 1 Reserve Report a separate Reserve Report prepared by Borrower’s own engineers, who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the Reserve Report prepared by independent reservoir engineers submitted therewith, covering such other oil and gas properties of the Loan Parties as Borrower may select. Upon receipt of each such Reserve Report, Agent shall make a determination of the Borrowing Base and the Monthly Reduction Amount which shall become effective upon approval by the Required Lenders or all Lenders in accordance with the procedure set forth in Section 4.04 and subsequent written notification from Agent to Borrower, and which, subject to the other provisions of this Agreement shall be the Borrowing Base and the Monthly Reduction Amount until the effective date of the next redetermination as provided in this Article IV.

(b)    In the event that Borrower does not furnish to Agent a Reserve Report by the dates specified in Section 4.02(a), then Agent and Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in their sole discretion until Agent receives the relevant Reserve Report, whereupon Agent and Lenders shall redetermine the Borrowing Base as otherwise specified in this Article IV.

4.03. Special Determinations of Borrowing Base.

(a)    Special determinations of the Borrowing Base may be requested by Agent or Borrower not more than one time per calendar year each. If any special determination is requested by Borrower, it shall be accompanied by internally-prepared engineering data for the oil and gas reserves included in the Mortgaged Properties, and such additional properties as Borrower may select, brought forward from the most recent Reserve Report furnished by Borrower to Agent. If any special determination is requested by Agent, Borrower will provide Agent with internally prepared engineering data for the oil and gas reserves included in the Mortgaged Properties, and such additional properties as Borrower may select, updated from the most recent Reserve Report furnished to Agent, as soon as is reasonably practicable following the request. The determination whether to increase or decrease the Borrowing Base and the Monthly Reduction Amount shall then be made in accordance with the standards set forth in Section 4.01 hereof and the procedures set forth in Section 4.04 hereof. In the event of any special determination of the Borrowing Base pursuant to this Section, Agent in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

(b)    Borrower shall give Agent ten (10) Business Days prior written notice of any proposed amendment, modification or termination of any Swap Contract, or any other action which Borrower or any Subsidiary proposes to take in connection with any Swap Contract which could impact its Recognized Value in the then current Borrowing Base. Agent reserves the right to redetermine the Borrowing Base. As the result of any such action, and any such redetermination shall not be considered a special determination requested by Agent within the meaning of the first sentence of Section 4.03(a). If requested by Borrower, Agent shall inform Borrower by email within such ten (10) Business Day period of the likely reduction of the Borrowing Base as the result of any action described in the first sentence of this Section 4.03(b).

4.04. General Procedures With Respect to Determination of Borrowing Base. Agent shall propose a redetermined Borrowing Base and a Monthly Reduction Amount within sixty (60) days following receipt by Agent and Lenders of a Reserve Report and other applicable information. After having received notice of such proposal from Agent, Required Lenders (or all Lenders in the event of a

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proposed increase in the Borrowing Base or decrease in the Monthly Reduction Amount) shall have fifteen (15) days to agree or disagree with such proposal. At the end of such fifteen (15) day period, if Required Lenders (or all Lenders, in the event of a proposed increase of the Borrowing Base or decrease of the Monthly Reduction Amount) shall not have communicated their approval or disapproval, such silence shall be deemed an approval, and Agent’s proposal shall be the new Borrowing Base and Monthly Reduction Amount. If, however, Required Lenders (or any Lender, in the event of a proposed increase of the Borrowing Base or decrease of the Monthly Reduction Amount) notify Agent within such fifteen (15) days of their disapproval, Agent and Required Lenders (or all Lenders, in the event of a proposed increase of the Borrowing Base or decrease of the Monthly Reduction Amount) shall agree on a new Borrowing Base and Monthly Reduction Amount. If the Required Lenders (or all Lenders, in the event of a proposed increase of the Borrowing Base or decrease of the Monthly Reduction Amount) cannot agree on the amount of the Borrowing Base or Monthly Reduction Amount, as applicable, within seven (7) days after Agent has been notified of their disapproval, then Agent shall propose a new redetermined Borrowing Base and a new Monthly Reduction Amount within fifteen (15) days after the end of such seven (7) day period and the foregoing process shall be repeated. This process shall be repeated until the Required Lenders (or all Lenders, in the event of a proposed increase of the Borrowing Base or decrease of the Monthly Reduction Amount) agree on a new Borrowing Base and Monthly Reduction Amount. In taking the above actions, Agent and Lenders shall act in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise act in their sole discretion. Further, each Lender may consider such other credit factors as it deems appropriate which are consistent with its normal and customary procedures for evaluating oil and gas reserves. Without limiting the foregoing, Lenders may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Borrowing Base, at any time, because title information is not satisfactory or such oil and gas reserves are not Mortgaged Properties.

4.05. Borrowing Base Reductions.

(a)    At the time of any periodic or special redetermination of the Borrowing Base, Lenders reserve the right to establish an amount (the “Monthly Reduction Amount”) by which the Borrowing Base shall be automatically reduced effective on the first day of each successive calendar month until the next Borrowing Base redetermination. Lenders’ determination of the Monthly Reduction Amount shall be made in accordance with the standards specified in Section 4.01 hereof and the procedures specified in Section 4.04 hereof. Initially, the Monthly Reduction Amount will be set at zero dollars ($0). If the Total Outstandings shall exceed the Borrowing Base solely because of the reduction of the Borrowing Base by the Monthly Reduction Amount, Borrower shall promptly make a single lump sum payment in an amount sufficient to reduce the Total Outstandings to or below the Borrowing Base.

(b)    If any Swap Contract is terminated or is not fully performed for any reason, the Borrowing Base shall be reduced by the amount of the Recognized Value given such Swap Contract in the then current Borrowing Base as determined by Agent.

(c)    [Reserved].

(d)    The Borrowing Base shall be reduced if the aggregate of Asset Dispositions in any calendar year exceeds 5% of the then existing Borrowing Base as provided in Section 8.05(h).

(e)    In the event of an issuance of Senior Notes after the Closing Date, then, upon consummation of such issuance, the then effective Borrowing Base shall be reduced by 25% of the principal amount of such Senior Notes offering except to the extent that the proceeds of such Senior Notes are used to repay, redeem, purchase, repurchase, refinance, defease or otherwise satisfy previously issued Senior Notes, or to the extent that such Senior Notes are issued in exchange for previously issued

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Senior Notes, and in each case, to pay accrued and unpaid interest on, and prepayment premiums in respect of, such previously issued Senior Notes and fees and expenses relating to the issuance of such Senior Notes and such repayment, redemption, purchase, repurchase, refinancing, defeasance, satisfaction or exchange of such previously issued Senior Notes.For avoidance of doubt, the 25% reduction described in this subsection (e) may be reduced or waived with the consent of Required Lenders.

4.06. Borrowing Base Deficiency.

(a)    If the Total Outstandings exceed the amount of the Borrowing Base because of a periodic or special determination made pursuant to Section 4.02 or Section 4.03 hereof (or a periodic or special redetermination combined with the Monthly Reduction Amount), then Agent shall notify Borrower of the same (a “Borrowing Base Deficiency Notice”), and Borrower shall within thirty (30) days following receipt of such Borrowing Base Deficiency Notice elect whether to (i) prepay an amount which would, if prepaid immediately, reduce the Total Outstandings to the amount of the Borrowing Base, (ii) mortgage (or cause a Guarantor to mortgage) such other oil and gas properties as are acceptable to Lenders, pursuant to security documents acceptable to Agent having present values which, in the opinion of Lenders, based upon Lenders’ evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Total Outstandings, or (iii) do any combination of the foregoing as is acceptable to Agent. If Borrower fails to make an election within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (i) above.

(b)    Borrower shall deliver such prepayments or mortgages of additional oil and gas properties in accordance with its election (or deemed election) pursuant to Section 4.06(a) as follows:

(i)    Prepayment Elections. If Borrower elects (or is deemed to have elected) to prepay an amount in accordance with Section 4.06(a)(i) above, then Borrower may make such prepayment in one installment within forty-five (45) days after Borrower’s receipt of the Borrowing Base Deficiency Notice or in six (6) equal consecutive monthly installments beginning within forty-five (45) days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.

(ii)    Elections to Mortgage Additional Oil and Gas Properties. If Borrower elects to mortgage additional oil and gas properties in accordance with Section 4.06(a)(ii) above, then (1) such property shall be acceptable to Agent and Lenders with values determined by Agent and Lenders in accordance with this Article IV and (2) Borrower or such Guarantor shall execute, acknowledge and deliver to Agent security instruments acceptable to Agent within forty-five (45) days after Borrower’s receipt of the Borrowing Base Deficiency Notice; provided, however (x) if none of the additional oil and gas properties offered by Borrower are acceptable to Lenders, Borrower shall be deemed to have elected the prepayment option specified in Section 4.06(a)(i) (and Borrower shall make such prepayment in accordance with Section 4.06(b)(i)); and (y) if the aggregate present values of additional oil and gas properties which are acceptable to Lenders are insufficient to eliminate the Borrowing Base deficiency, then Borrower shall be deemed to have selected the option specified in Section 4.06(a)(iii) (and Borrower shall make prepayment and deliver security instruments as provided in Section 4.06(b)(iii)).

(iii)    Combination Elections. If Borrower elects (or is deemed to have elected) to eliminate the Borrowing Base deficiency by a combination of prepayment and mortgaging of additional oil and gas properties in accordance with Section 4.06(a)(iii), then within forty-five (45) days after Borrower’s receipt of the Borrowing Base Deficiency Notice, Borrower shall (or shall cause a Guarantor to) execute, acknowledge and deliver to Agent security

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instruments acceptable to Agent covering such additional oil and gas properties and pay Agent the amount by which the Borrowing Base deficiency exceeds the present values of such additional oil and gas properties (x) in one installment within forty-five (45) days after Borrower’s receipt of the Borrowing Base Deficiency Notice, or (y) six (6) equal consecutive monthly installments beginning within forty-five (45) days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.

4.07. [Intentionally Omitted].

4.08. Mortgage of Additional Properties. Borrower may from time to time upon written notice to Agent propose to add oil and gas properties of Borrower or any other Loan Party as Mortgaged Properties to be included in the Borrowing Base. Any such proposal shall be accompanied by an internally-prepaid Reserve Report applicable to such properties that conforms with the requirements of this Agreement and evidence sufficient to establish that Borrower or such other Loan Party, as applicable, has title to such properties. Any such addition shall become effective at such time as (i) Agent, with the approval of Lenders, has made a determination of the amount by which the Borrowing Base would be increased as the result of such addition, (ii) the conditions set out in Article IV hereof, to the extent they are applicable to such additional properties, have been satisfied, (iii) if requested by Agent, Agent shall have received an Affidavit of Payment of Trade Bills, Property Certificates, a Title Indemnity Agreement and a Reconciliation Schedule with respect to such additional properties, (iv) Oil and Gas Mortgages duly executed by the applicable Loan Party have been delivered to Agent, and (v) arrangements satisfactory to Agent have been made with respect to payment of recording fees and taxes, as applicable. In determining the increase in the Borrowing Base pursuant to this Section, Agent and Lenders shall apply the parameters and other credit factors set forth in this Article IV. A proposal by Borrower pursuant to this Section 4.08 shall constitute a request for a special determination of the Borrowing Base for purposes of Section 4.03(a).

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01. Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i)    executed counterparts of this Agreement and those Loan Documents listed on Schedule 5.01, sufficient in number for distribution to Agent, each Lender and Borrower

(ii)    a Note executed by Borrower in favor of each Lender requesting a Note;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

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(iv)    such documents and certifications as Agent may require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)    a favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as Agent may reasonably request and in form and substance reasonably satisfactory to Agent;

(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)    a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2012, that has had or could have, either individually or in the aggregate, a Material Adverse Effect;

(viii)    evidence that all insurance required to be maintained by Section 7.07 hereof has been obtained and is in effect;

(ix)    a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrower;

(x)    a schedule of Swap Contracts then in force and effect;

(xi)    such other assurances, certificates, documents, consents or opinions as Agent, the L/C Issuer or the Required Lenders may require.

(b)    Any fees required to be paid on or before the Closing Date, including the upfront fee described in Section 2.08 (c), shall have been paid.

(c)    Unless waived by Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

(d)    The Closing Date shall have occurred on or before December 27, 2013.

(e)    There shall not have occurred any material disruption or material adverse change in the financial, banking, or capital markets which Agent deems to materially impair the syndication of this credit facility.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement

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shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Majority Lenders may reasonably require.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders that:

6.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) if an entity, is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) if an entity, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such

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Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (except for such events as could not reasonably be expected to constitute a Material Adverse Effect) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with (each, a “Filing”), any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) Filings required by the Loan Documents, (ii) Filings that, if not made or obtained, would not cause a Default hereunder, and could not reasonably be expected to have a Material Adverse Effect, (iii) Filings that are customarily obtained after the closing of an acquisition of Mineral Interests, and (iv) Filings necessary in connection with the exercise of remedies under the Loan Documents.

6.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.05. Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)    The unaudited consolidated balance sheets of Borrower and its Subsidiaries dated September 30, 2013, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)    The drilling budget, capital expenditure budget, forecast of production and forecast of cash flows of Borrower and its Subsidiaries delivered pursuant to Section 7.01(c) were prepared in good

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faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

6.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07. No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08. Ownership of Property; Liens. Each Loan Party (i) has good record and defensible title to the Mineral Interests evaluated in the most recently delivered Reserve Report that are included in the determination of the Borrowing Base, as described in Section 6.21, and (ii) good title to the personal property used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party is subject to no Liens, other than Permitted Liens.

6.09. Environmental Compliance. Borrower and its Subsidiaries have conducted in the ordinary course of business a review of claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10. Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards; provided the Loan Parties may not self-insure against, and must have policies of insurance for, business interruption and named windstorm coverage), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Loan Party operates.

6.11. Taxes. The Loan Parties have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and those not yet delinquent. There is no proposed tax assessment against Borrower or any Loan Party that would, if made, reasonably be expected to have a Material Adverse Effect.

6.12. ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under

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Section 401(a) of the Code has received a favorable determination letter from the IRS, is entitled to rely on a favorable opinion letter issued to the sponsor of a master or prototype plan adopted by Borrower or any ERISA Affiliate, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13. Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued (and, in the case of Subsidiaries that are corporations, are fully paid and nonassessable) and are owned by a Loan Party in the amounts specified on Schedule 6.13 free and clear of all Liens other than Permitted Liens.

6.14. Margin Regulations; Investment Company Act.

(a)    Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15. Disclosure. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided further, that projections concerning volumes attributable to Mineral Interests or wells and production and costs

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estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections, and the Loan Parties do not warrant that such estimates and projections will ultimately prove to have been accurate.

6.16. Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17. Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18. Rights in Collateral; Priority of Liens. Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens except Permitted Liens. Upon the proper filing of the Oil and Gas Mortgages and UCC financing statements, and the taking of the other actions required by the Majority Lenders, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Agent for the ratable benefit of the Secured Parties, subject to Permitted Liens.

6.19. Concerning the Collateral. The Mortgaged Properties are described in and covered by the Reserve Reports that have previously been delivered to and relied upon by Agent and Lenders in connection with this Agreement, and the Loan Parties own at least the decimal percentage Mineral Interest in such properties as specified in such engineering reports.

6.20. Swap Contracts. As of the Closing Date, except as set forth on Schedule 6.20, no Loan Party is a party or subject to any Swap Contract. Each report delivered pursuant to Section 7.02(b) sets forth a true and complete list of (i) all Swap Contracts of Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, and the counterparty to each such agreement.

6.21. Engineering Reports. Each Loan Party executing an Oil and Gas Mortgage owns or will own the net interest and production attributable to the wells and units evaluated in the most recent Reserve Report it has previously furnished to Agent, except such as may result from customary provisions of operating agreements requiring parties thereto to pay the share of costs of a defaulting party or allowing for the acquisition of the interests of any nonparticipating parties. The ownership of such properties shall not in the aggregate in any material respect obligate such Loan Party to bear costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interests of such properties as shown in such Reserve Report. Each Loan Party executing an Oil and Gas Mortgage has paid all royalties payable under the oil and gas leases to which it is an operator, except to those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings. Upon delivery of each Reserve Report furnished to Lenders pursuant to Section 7.02(d) hereof, the statements made in the preceding sentences of this Section 6.21 shall be true with respect to such Reserve Report.

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6.22. Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Loan Party under Advance Payment Contracts that have not been satisfied by delivery of production does not exceed $1,000,000.

6.23. Warranties and Collateral Documents. All of the warranties of all Loan Parties set forth in the Collateral Documents, including without limitation those with respect to performance of obligations under oil, gas or mineral leases, sale of production and operation of properties mortgaged to Agent, are true and correct in all material respects.

6.24. Tax Shelter Regulations. Borrower does not intend to treat Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Agent thereof. If Borrower so notifies Agent, Borrower acknowledges that one or more Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

6.25. Anti-Corruption Laws and Sanctions . Borrower has implemented and maintains in effect policies and/or procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Borrower, its Subsidiaries and, to the knowledge of Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. None of (a) Borrower or any Subsidiary or (b) to the knowledge of Borrower, any of their respective directors, officers, employees or agents, is a Sanctioned Person. No Credit Extension or use of proceeds of any Credit Extension will violate Anti-Corruption Laws or applicable Sanctions.

6.26. Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

ARTICLE VII. AFFIRMATIVE COVENANTS

Until the Release Date, Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03, and 7.12) cause each Subsidiary (and in the case of the covenant set forth in Section 7.17, that is a Qualified ECP Guarantor) to:

7.01. Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Majority Lenders:

(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of reputable standing reasonably acceptable to Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

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(b)    as soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of Borrower (excluding the last fiscal quarter of Borrower’s fiscal year), a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)    annually by March 31 of each fiscal year of Borrower (including the fiscal year in which the Maturity Date occurs), a drilling budget for such fiscal year, a capital expenditure budget for such fiscal year, a forecast of cash flow on a monthly basis for such fiscal year, and a quarterly forecast of production for the three year period commencing the previous January 1, all in form reasonably acceptable to Agent.

7.02. Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Majority Lenders:

(a)    concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed (subject to Section 7.02(h)) Compliance Certificate signed by a Responsible Officer of Borrower and (i) a summary of all Swap Contracts then in existence entered into by any Loan Party, including the material terms thereof (the type, term, effective date, termination date and notional amounts or volumes), and the net mark-to-market value therefor, which are not listed on Schedule 6.20;

(c)    promptly after any request by Agent or any Lender, copies of any detailed audit reports, final management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d)    (i) on or before April 1 of each year beginning in 2014, a Reserve Report prepared by independent reservoir engineers reasonably acceptable to Agent and if Borrower so elects the separate in-house Reserve Report described in Section 4.02(a), (ii) on or before October 1 of each year beginning in 2014, a Reserve Report prepared by Borrower’s own engineers described in Section 4.02(a), and (iii) with each Reserve Report, a lease operating statement and a schedule comparing the net revenue interests of each well, lease or unit mortgaged to Agent as reflected on each applicable Collateral Document, to the net revenue interests for such properties reflected in the Reserve Report, along with an explanation as to any material discrepancies between the two net revenue interest disclosures;

(e)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

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(f)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)    as soon as available, but in any event within 45 days after the end of the last fiscal quarter of Borrower’s fiscal year, a Compliance Certificate containing only paragraph 6 thereof and a completed Schedule 3 thereto (which paragraph 6 and Schedule 3 need not be included in the Compliance Certificate delivered with the financial statements referred to in Section 7.01(a) pursuant to Section 7.02(b)); and

(i)    promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(e) (to the extent any such documents are filed or are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether the SEC website, a commercial, third-party website or website sponsored by the Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) Borrower shall notify the Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Agent will make available to Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower

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or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

7.03. Notices. (a) Promptly notify Agent and each Lender:

(i)    of the occurrence of any Default;

(ii)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(iii)    of the occurrence of any ERISA Event; and

(iv)    of any material change in accounting policies or financial reporting practices by any Loan Party.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

(b)    Give any such notices as may be required by Section 4.03(b), as applicable.

7.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary, or such liability is not yet delinquent; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary.

7.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

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7.07. Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards; provided the Loan Parties may not self-insure against, and must have policies of insurance for, business interruption and named windstorm coverage) as are customarily carried under similar circumstances by such other Persons; and (b) use commercially reasonable efforts to cause the operator of its oil and gas properties to keep its oil and gas properties insured at all times against risks and to the extent that like properties are customarily insured by other operators engaged in the same or similar activities. All such insurance policies maintained by the Loan Parties (but not those provided by other operators) shall (1) provide that Agent shall receive prompt notice of any claims filed thereunder; and (2) contain a standard mortgagee clause in favor of Agent with loss payable for all claims in excess of $25,000 to Agent; and (3) provide that no adverse alteration or cancellation thereof shall be effective as against Agent until thirty (30) days after written notice of such alteration or cancellation is given to Agent. Borrower shall deliver to Agent certificates of insurance as and when requested by Agent.

7.08. Compliance with Laws. (a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and/or procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the material assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

7.10. Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, if no Event of Default exists, at the expense of Borrower for the first of such visits during any calendar year and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice; and provided further, that any such inspections of foreign properties (other than foreign Mortgaged Properties) and Foreign Subsidiaries shall be permitted only if reasonably necessary. With respect to properties or wells not operated by a Loan Party, Borrower’s obligation shall be limited to making reasonable efforts to provide such access subject to Contractual Obligations applicable to Loan Parties related to such access by Loan Parties or their representatives.

7.11. Use of Proceeds. Use the proceeds of Loans solely (a) to provide working capital, (b) to fund drilling expenses, (c) to fund general oil and gas business activities, (d) to finance permitted acquisitions of oil and gas properties and other assets related to the exploration, production and development of oil and gas properties, and (e) to make Investments and other payments permitted under this Agreement.

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7.12. Financial Covenants.

(a)    Net Funded Debt to EBITDAX Ratio. Maintain on a consolidated basis a ratio of Net Funded Debt to EBITDAX not exceeding 4.00:1.00.

(b)    Interest Coverage Ratio. Maintain on a consolidated basis a ratio of EBITDAX to Interest Expense of at least 3.0 to 1.0.

These ratios will be calculated at the end of each fiscal quarter using the results of the twelve-month period ending with that fiscal quarter.

7.13. Title Data. In addition to the other title information requirements of this Agreement, upon the request of Majority Lenders, cause to be delivered to Agent such title opinions and other title information regarding title to Mineral Interests in oil and gas properties owned by Borrower and any other Loan Party as are appropriate to determine the status thereof.

7.14. Additional Subsidiaries. Notify Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within thirty (30) days or such longer period as Agent may agree), cause such Domestic Subsidiary to comply with the provisions of Section 2.13 by (a) executing and delivering to Agent a counterpart of the Guaranty, (b) executing and delivering to Agent such Collateral Documents as Agent shall deem appropriate for granting Agent a Lien, subject to Permitted Liens, against all of its assets to the extent required by Section 2.13, and (c) delivering to Agent documents of the types referred to in clauses (iii) and (iv) of Section 5.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope satisfactory to Agent.

7.15. Collateral. Comply at all times with the requirements of Section 2.13(a) and Section 2.13(b).

7.16. Further Assurances. Make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other actions as Agent may from time to time deem reasonably necessary or appropriate in connection with this Agreement or any of the other Loan Documents (i) to cure any defects in the Loan Documents, or (ii) to evidence further or more fully describe, perfect or realize on the Collateral, or (iii) to perfect, protect or preserve any liens pursuant to any of the Loan Documents.

7.17. Commodity Exchange Act Keepwell Provisions.

(a)    Undertake, and cause each Subsidiary that is a Qualified ECP Guarantor to undertake, unconditionally and irrevocably to provide such funds or other support as may be needed from time to time by each Benefiting Guarantor in order for such Benefiting Guarantor to honor its obligations (without giving effect to Section 7.17(b)) under the Guaranty and any Collateral Document including obligations with respect to Swap Contracts (provided, however, that the Borrower shall only be liable under this Section 7.17(a) for the maximum amount of such liability that can be hereby incurred without

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rendering its obligations under this Section 7.17(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefiting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 7.17(a) shall remain in full force and effect until all Obligations (other than contingent indemnification and expense obligations) are paid in full, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 7.17(a) constitute, and this Section 7.17(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefiting Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)    Notwithstanding any other provision of this Agreement or any other Loan Document, the Obligations guaranteed by any Loan Party or secured by the grant of any Lien by any Loan Party shall exclude all Excluded Swap Obligations of such Loan Party.

ARTICLE VIII. NEGATIVE COVENANTS

Until the Release Date, Borrower agrees that it shall not, and, as applicable, shall not permit any Subsidiary to, directly or indirectly:

8.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(a)    Liens securing the Obligations pursuant to any Loan Document;

(b)    Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)    Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, operator’s, landlord’s, customs’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, surface leases and other similar rights in respect of surface operations, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and are customary and usual in the oil and gas industry, and which do not in any case materially detract from the value or operation of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

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(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(i)    Liens securing Indebtedness permitted under Section 8.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and additions and accessions thereto and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)    contracts, agreements, lease provisions, defects and irregularities which were in effect when the properties were acquired and which were not such as to materially interfere with the operation, value or use thereof;

(k)    royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which are granted in the ordinary course of business in the oil and gas industry and which are deducted in the calculation of discounted present value in the Reserve Reports delivered to Agent hereunder;

(l)    sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (k) immediately preceding) deprive Borrower of any material right in respect of Borrower’s assets or properties;

(m)    Gas Balancing Agreements; provided that the amount of all gas imbalances known to any Responsible Officer of a Loan Party and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to the Agent hereunder;

(n)    Liens to secure plugging and abandonment obligations, including the Texaco Lien;

(o)    Liens expressly permitted by the Collateral Documents;

(p)    Liens securing the financing of insurance premiums;

(q)    Liens relating to the establishment of depository relations with banks in the ordinary course of business;

(r)    Liens arising under an indenture or other agreement governing Senior Notes in favor of the trustee, agent or representative thereunder for its own benefit; provided, however, that such Liens are solely for the benefit of such trustee, agent or representative in its capacity as such and not for the benefit of the holders of such indebtedness; and

(s)    Liens securing obligations that in the aggregate do not exceed $1,000,000 at any time.

8.02. Investments. Make any Investments, except:

(a)    Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

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(b)    Investments of Borrower or any Subsidiary in any Loan Party;

(c)    Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable, extensions of credit to customers and suppliers, prepaid expenses, deposits and endorsements of negotiable instruments for collection arising in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)    Guarantees permitted by Section 8.03;

(e)    Investments consisting of (i) temporary investments in securities of the United States or Canada having maturities not in excess of one (1) year, (ii) demand deposits and certificates of deposit issued by any Lender, (iii) readily marketable commercial paper rated “A-1” by Standard & Poor’s Corporation (or similar rating by any similar organization which rates commercial paper), (iv) readily marketable direct obligations of any state of the United States of America or any province of Canada or any political subdivision of any such state or province given on the date of such investment a credit rating of at least AA by Standard & Poor’s Corporation due within one year from the acquisition thereof, (v) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the Laws of the United States of America or any province of Canada or any state or province thereof and having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, (vi) eurodollar time accounts or eurodollar certificates of deposit each with any bank or trust company organized under the Laws of the United States of America or any province of Canada or any state or province thereof having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, (vii) demand or time deposits not to exceed $10,000,000 in the aggregate outstanding at any time with banks or other financial institutions in countries (other than the United States or Canada) where a Loan Party has assets or operations, and (viii) such other Investments as may be approved by Agent;

(f)    Investments in direct ownership interests in additional Mineral Interests, wells, gas gathering systems or other field facilities including but not limited to crew boats and other vessels, shore facilities, storage barges, seismic data and surveys, in each case related to such additional Mineral Interests or wells or to existing Mineral Interests or wells, or in the form of or pursuant to farm-out, farm-in, participation agreements, joint operating agreements, or area of mutual interests agreements or other similar arrangements which are usual and customary in the oil and gas exploration and production business; provided that Investments in non-producing oil and gas properties shall not be made unless either:

(1)	the proforma Applicable Usage Level is 90% or less; or

(2)	the sum of the proposed Investment, plus the aggregate outstanding amount of all such previous Investments made in reliance on this clause (2) during any such calendar year, does not exceed $10,000,000;

(g)    Investments in the Designated Investment Entities if before and after giving effect thereto (i) no Default exists, (ii) Borrower is in pro forma compliance with the financial covenants set forth in Section 7.12, and (iii) the amount of such Investment, plus the amount of all such prior Investments made after the Ninth Amendment Effective Date pursuant to this Section 8.02(g), does not exceed $100,000,000 in the aggregate. If any such Investment is in excess of $2,500,000, Borrower shall deliver to Agent,

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either on or prior to the date on which any such Investment is to be made or promptly thereafter, a certificate of a Responsible Officer, in the form of Exhibit I or such other format as is reasonably satisfactory to Agent, certifying (in reasonable detail in support thereof) that after giving effect to such Investment, (i) there is no Default, and (ii) Borrower is in pro forma compliance with the financial covenants set forth in Section 7.12;

(h)    Investments made with cash proceeds received from the sale of Borrower’s Equity Interests;

(i)    Any other Investments not to exceed (i) at any time up to and including March 31, 2014, $30,000,000 in the aggregate, (ii) for the period from April 1, 2014 to December 31, 2014, the lesser of (A) ten percent (10%) of the Borrowing Base existing at the time such Investment is made, and (B) $30,000,000, in the aggregate, and (iii) thereafter, in any calendar year, the lesser of (A) ten percent (10%) of the Borrowing Base existing at the time such Investment is made, and (B) $30,000,000, in the aggregate;

(j)    Investments in joint ventures formed to own and operate midstream assets; provided that the JV Investments Amount of all such Investments made after the Ninth Amendment Effective Date in reliance on this clause (j) does not exceed $150,000,000 in the aggregate; and

(k)    Investments permitted under Sections 8.08, 8.09 or 8.14.

8.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, accrued and unpaid interest, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(c)    Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

(d)    obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Swap Contract otherwise complies with the provisions of Section 8.09;

(e)    [Reserved];

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(f)    Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.01(i) and refinancings, refundings, renewals and extensions thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000;

(g)    Indebtedness associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the business of the Loan Parties;

(h)    endorsements of negotiable instruments for collection in the ordinary course of business;

(i)    Indebtedness representing deferred compensation to employees of Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(j)    Indebtedness consisting of Cash Management Obligations and other Indebtedness in respect of net services, overdraft protections and similar arrangements, in each case (x) in connection with cash managing and deposit accounts and (y) incurred in the ordinary course of business;

(k)    intercompany Indebtedness arising out of an Investment permitted under Section 8.02 so long as such Investment is in or with a Loan Party;

(l)    obligations under Advance Payment Contracts so long as the production covered thereby has not been included in the most recent Reserve Report furnished to Agent;

(m)    oil and gas balancing obligations incurred in the ordinary course of business;

(n)    Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business;

(o)    Senior Notes so long as (1) no Default exists immediately before or after giving pro forma effect to any such incurrence, (2) the maturity date of such Senior Notes is not less than one year after the Maturity Date and (3) the indentures or other agreements under which any Senior Notes are issued and all other instruments, agreements or other documents evidencing or governing such Senior Notes or providing for any guarantee or other right in respect thereof have terms that, taken as a whole, are not more restrictive on Borrower and its Subsidiaries than the terms of this Agreement and the other Loan Documents;

(p)    other Indebtedness in an aggregate principal amount at any time outstanding under this clause (p) that does not exceed the greater of (i) $10,000,000 and (ii) two percent (2%) of the Borrowing Base as in effect at the time of the most recent incurrence of Indebtedness under this clause (p).

8.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Domestic Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)    any Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Domestic Subsidiary.

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8.05. Dispositions. Make any Disposition, except:

(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement equipment;

(c)    Dispositions of property by Borrower or any Subsidiary to Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(d)    Dispositions permitted by Sections 8.04 and 8.06;

(e)    Sales of hydrocarbons, including pursuant to Advance Payment Contracts permitted by this Agreement and Swap Contracts, in the ordinary course of business;

(f)    Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over each Loan Party’s Mineral Interests in its oil and gas properties;

(g)    Dispositions in connection with farm-outs participation or other similar agreements in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection therewith;

(h)    Asset Dispositions; provided that (1) all of the consideration received in respect to such Asset Disposition shall be cash or oil and gas properties to be included in the Borrowing Base pursuant to Section 4.08, (2) the consideration received shall be equal to or greater than the fair market value thereof (as reasonably determined by the board of directors or a Responsible Officer of Borrower and if requested by Agent, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying to that effect), and (3) to the extent that the Recognized Value of the aggregate of all Asset Dispositions in any calendar year exceeds 5% of the then effective Borrowing Base, then the Borrowing Base shall be reduced by the amount of such excess;

(i)    leases, subleases, licenses or sublicenses of property other than Mortgaged Properties in the ordinary course of business and which do not materially interfere with the value of such property;

(j)    transfers of property subject to any condemnation or eminent domain (or deed in lieu thereof) upon receipt of the casualty proceeds of such event;

(k)    Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower and its Subsidiaries;

(l)    Dispositions of Investments in the Designated Investment Entities to the extent required by, or made pursuant to buy/sell arrangements between joint venture parties set forth in, joint venture arrangements and similar binding agreements;

(m)    Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof;

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(n)    Dispositions of cash equivalent Investments in the ordinary course of business;

(o)    Dispositions of oil and gas properties not covered in the most recent Reserve Report furnished to Agent;

(p)    voluntary terminations of Swap Contracts, subject to the provisions of Section 4.03(b);

(q)    Dispositions of Equity Interests in Diamondback Energy, Inc. owned as of the Closing Date;

(r)    Dispositions of contracts (and rights or interests therein or thereunder) or other arrangements constituting a release of natural gas interstate transportation capacity, which Dispositions do not (when considered cumulatively, and taken together with other related transactions and contractual arrangements) deprive Borrower of the benefit of any material portion of Borrower’s Mineral Interests; or

(s)    Dispositions of property constituting Investments permitted by Section 8.02.

provided, however, that (1) any Disposition pursuant to clauses (e), (g), (h), (n) and (o) shall be for fair market value, and (2) no Disposition pursuant to clauses (d), (f), (g), (h), (l) and (o) may be made if a Default shall exist or would result from such Disposition.

8.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)    each Subsidiary may make Restricted Payments to Borrower and Guarantors;

(b)    Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)    Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)    cashless exercise of existing warrants in an amount not to exceed $50,000;

(e)    each Subsidiary may issue Equity Interests to Borrower or another Subsidiary provided the parties comply with Section 2.13(d) and (e), as applicable; and

(f)    any Subsidiary may issue and sell directors’ qualifying shares and shares required by applicable Law to be held by a Person other than Borrower or a Guarantor.

8.07. Change of Operator. Cease for any reason to be the operator of (i)any of the Mortgaged Properties which it is operating as of the Closing Date, and (ii) any properties that it subsequently acquires and takes over operations.

8.08. [Reserved].

8.09. Swap Contracts. Enter into any Swap Contract, except:

(a)    Commodity Contracts. Contracts entered into to hedge prices on oil, natural gas and natural gas liquids expected to be produced by the Loan Parties, provided that at all times:

(i)    no such contract fixes a price for a term of more than 60 months from the date that such Swap Contract is executed;

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(ii)    the notional volumes for which (when aggregated with other Swap Contracts then in effect other than puts and floors and basis differential swaps) do not exceed, as of the date such Swap Contract is executed:

(A)    80% of the Loan Parties’ aggregate reasonably anticipated Projected Oil and Gas Production for each fiscal quarter during the first three (3) year period during which such Swap Contract is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately, provided that for Swap Contracts entered into during 2016 only, the following percentages of the Loan Parties’ aggregate reasonably anticipated Projected Oil and Gas Production shall be applicable for each fiscal quarter during each calendar year:

Calendar Year	Percentage
2016	90%
2017	80%
2018	80%

; and

(B)    85% of the total proved production as included in the most recently delivered Reserve Report for each fiscal quarter during the period starting three (3) years after such Swap Contract goes into effect for each of crude oil, natural gas and natural gas liquids, calculated separately;

provided that if:

(x)    (1) the aggregate notional amount of all Tested Swap Contracts for a fiscal quarter exceeds the greater of (A) 100% of the actual production for that fiscal quarter and (B) 100% of the daily average actual production for the most recent two weeks for which reports are available to Borrower, multiplied by the number of days in such fiscal quarter, for each of crude oil, natural gas and natural gas liquids, calculated separately (such greater amount, the ‘Threshold’), and (2) on the date of such calculation, the amount of the Swap Termination Value owed by the Loan Parties for such Tested Swap Contracts that are in excess of the Threshold for such quarter exceeds 10% of the difference between the Borrowing Base and the Total Outstandings,

(y)    Liquidity is less than $100 million, and

(z)    based on the Loan Parties’ updated aggregate reasonably anticipated Projected Oil and Gas Production for the upcoming fiscal quarter (the ‘Hedging Notional Volume Measurement Quarter’), as reasonably approved by the Administrative Agent, the over-hedged condition described in clause (x) is reasonably likely to continue for the Hedging Notional Volume Measurement Quarter;

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then, Borrower shall, or shall cause other Loan Parties to, terminate, create off-setting positions, or otherwise unwind existing Tested Swap Contracts for the Hedging Notional Volume Measurement Quarter within 60 days after the end of the most recently completed fiscal quarter to the extent necessary so that, on a pro forma basis, the Tested Swap Contracts for the Hedging Notional Volume Measurement Quarter do not exceed the greater of:

(1)    the Threshold, and

(2)    80% of the Loan Parties’ updated aggregate reasonably anticipated Projected Oil and Gas Production for the Hedging Notional Volume Measurement Quarter, as reasonably approved by the Administrative Agent, for each of crude oil, natural gas and natural gas liquids, calculated separately;

(iii)    no such contract (other than a Lender Swap Contract) requires Borrower to put up money, assets, or other security against the event of its nonperformance prior to actual default by Borrower in performing its obligations thereunder; and

(iv)    each such contract is with (A) a Lender or an Affiliate of a Lender or (B) a counterparty who is unsecured who at the time the contract is entered into maintains a minimum debt rating of BBB or Baa2 as determined either by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. and is otherwise reasonably acceptable to Agent.

At all times, clause (a)(ii)(B) above shall be deemed to refer to the most recent Reserve Report or internally-prepared engineering data received by Agent under Section 4.02 or 4.03 hereof, as applicable.

Notwithstanding any other provision of this Section 8.09(a), the Borrower and its Subsidiaries may enter into (A) put and floor options and (B) basis differential swaps, in each case, with respect to notional volumes not in excess of the notional volumes that may otherwise be hedged pursuant to this Section 8.09 (but not giving effect to the parenthetical in Section 8.09(a)(ii)).

For purposes of this paragraph, “Tested Swap Contracts” means Swap Contracts entered into to hedge prices on oil, natural gas and natural gas liquids measured separately expected to be produced by the Loan Parties other than (A) put and floor options, and (B) basis differential swaps.

Notwithstanding the foregoing, a Loan Party may enter into Swap Contracts (‘Acquisition Hedges’) for production to be produced from properties or interests that a Loan Party proposes to acquire but does not then own (each, a ‘Pro Forma Property’) so long as such Acquisition Hedges (a) are entered into after the purchase and sale agreement with respect to such Pro Forma Property has been fully executed, (b) do not exceed the term limitation set forth in Section 8.09(a)(i), and (c) do not have notional volumes that exceed the volume limitations set forth in Section 8.09(a)(ii) determined on a pro forma basis as if the Pro Forma Properties were owned by a Loan Party.

Borrower agrees that, if a Loan Party has outstanding Acquisition Hedges, Borrower shall, or shall cause other Loan Parties to, terminate, create offsetting positions or otherwise unwind Swap Contracts to the extent necessary to comply with the volume requirements of

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Section 8.09 (a)(ii) determined without inclusion of any production from such Pro Forma Property within 30 days after the earlier to occur of (1) 90 days after the date the applicable purchase and sale agreement was entered into if the acquisition of such Pro Forma Property has not been consummated, or (2) the date Borrower obtains knowledge with reasonable certainty that the acquisition of such Pro Forma Property will not be consummated.

(b)    Interest Rate Contracts. Contracts entered into by Borrower with the purpose and effect of fixing interest rates on a principal amount of indebtedness of Borrower that is accruing interest at a variable rate, provided that (1) the term does not extend past the Maturity Date, (2) the aggregate notional amount of such contracts never exceeds 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, (3) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (4) no such contract (other than a Lender Swap Contract) requires Borrower to put up money, assets, or other security against the event of its nonperformance prior to actual default by Borrower in performing its obligations thereunder, and (5) each such contract is with (i) a Lender or an Affiliate of a Lender or (ii) a counterparty who is unsecured who at the time the contract is entered into maintains a minimum debt rating of BBB or Baa2 as determined either by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. and is otherwise acceptable to Agent.

(c)    Currency Swaps. Contracts entered into by Borrower with the purpose and effect of fixing the rate of exchange between two currencies with respect to the amount of the payments to be made or received by Borrower or a Subsidiary in one of such currencies pursuant to an agreement, provided that (1) the term does not extend past the Maturity Date, (2) no such contract (other than a Lender Swap Contract) requires Borrower to put up money, assets, or other security against the event of its nonperformance prior to actual default by Borrower in performing its obligations thereunder, and (3) each such contract is with (i) a Lender or an Affiliate of a Lender or (ii) a counterparty who is unsecured who at the time the contract is entered into maintains a minimum debt rating of BBB or Baa2 as determined either by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. or is otherwise acceptable to Agent.

8.10. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.11. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower (other than Borrower or any wholly-owned Subsidiary of Borrower), whether or not in the ordinary course of business, other than on fair and reasonable terms that are substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.12. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Domestic Subsidiary to make Restricted Payments to Borrower or any Guarantor, or (ii) of any Domestic Subsidiary to Guarantee the Indebtedness of Borrower, in each case other than any such Contractual Obligation relating to, or arising or existing by reason of, (a) provisions in corporate charters, bylaws, stockholders agreements, partnership agreements, limited liability agreement, and similar agreements, (b) applicable Law or any applicable rule, regulation or order, (c) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Borrower or any Guarantor or the ability of

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Borrower or such Guarantor to realize such value, or to make any distributions relating to such property or assets in each case in any material respect, (d) as required by any regulatory authority having jurisdiction over Borrower or any Domestic Subsidiary or any of the their businesses, or (e) indentures and other agreements governing Senior Notes issued in compliance with Section 8.03.

8.13. Use of Proceeds. (a) Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or (b) use the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

8.14. Gas Balancing Agreements and Advance Payment Contracts. (a) Incur, become or remain liable for, or permit any other Loan Party to incur, become or remain liable for, (i) any Material Gas Imbalance, or (ii) Advance Payments under Advance Payment Contracts which are to be satisfied by delivery of production in excess of $1,000,000 in the aggregate, or (b) include any production sold pursuant to an Advance Payment Contract in any Reserve Report furnished to Agent.

8.15. Accounting Changes. Make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP.

8.16. Maintenance of Deposit Accounts. (a) Open or maintain any deposit account, securities account or commodity account at or with any banking or other financial institution other than a Lender, except for those accounts listed on Part 2 on Exhibit A to the Seventh Amendment to this Agreement dated as of December 13, 2016 (the “Seventh Amendment”), which accounts may remain open pending closure in the ordinary close of business, or (b) establish or maintain a deposit account, securities account or commodity account (other than Excluded Accounts), without delivering to the Administrative Agent a control agreement signed by the Administrative Agent, the depository bank, the other parties thereto and the applicable Loan Party, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, (1) in the case of any account listed on Part 1 of Exhibit A to the Seventh Amendment, within sixty (60) days after the Effective Date (as defined in the Seventh Amendment), or (2) in the case of any account other than an Excluded Account opened after such Effective Date, within thirty (30) days after such account is opened.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01. Events of Default. Any of the following shall constitute an Event of Default:

(a)    Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(b), 7.03, 7.05, 7.10, 7.11 or 7.12 or Article VIII; or

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(c)    Other Defaults. (i) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement on its part to be performed or observed and such failure continues unremedied for thirty (30) days after notice thereof from Agent or Agent is notified of such Default or should have been so notified pursuant to the provisions of Section 7.03(a), whichever is earlier; or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above or in the preceding clause (i) of this subsection (c)) contained in any other Loan Document on its part to be performed or observed and such failure continues unremedied beyond any grace or cure period therein provided; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e)    Cross-Default. Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case,

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(A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $20,000,000; or

(j)    Invalidity of Loan Documents. Until the Release Date has occurred, any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof (other than manifest error); or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)    Swap Contracts. There shall occur under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract), or (2) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof exceeds $20,000,000; or

(l)    [Reserved];

(m)    Change of Control. There occurs any Change of Control with respect to any Loan Party.

9.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (other than Indebtedness outstanding under Swap Contracts) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)    require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

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provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid (other than Indebtedness outstanding under Swap Contracts) shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

9.03. Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, and (ii) Obligations related to any Lender Swap Contract or Secured Cash Management Agreement, ratably among Lenders, the L/C Issuer, and any Swap Lender and any Cash Management Party, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Notwithstanding the foregoing, amounts received from Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause “Fourth” above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Excluded Swap Obligations described in such clause “Fourth” are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to such clause).

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.

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Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Lender Swap Contracts shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Cash Management Party or Swap Lender, as the case may be. Each Cash Management Party or Swap Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X. ADMINISTRATIVE AGENT

10.01. Appointment and Authorization of Administrative Agent.

(a)    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Scotiabank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Other than the rights of the Loan Parties under Section 10.06, (i) the provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and (ii) neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. All benefits and amenities provided to Agent in this Article shall also apply to Arranger in its capacity as sole arranger and sole bookrunner.It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Swap Lender and Cash Management Party) and the L/C Issuer hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

10.02. Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

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10.03. Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders or the Required Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances provided in Sections 9.02 and 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrower, a Lender or the L/C Issuer.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.04. Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who

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may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05. Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06. Resignation of Agent.

(a)    Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, subject to the consent of Borrower (but no such consent shall be required if a Default is then continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above, subject to the consent of Borrower (but no such consent shall be required if a Default is then continuing). Whether or not a successor has been appointed, such resignation shall nonetheless become effective (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Agent and appoint a successor, subject to the consent of Borrower (but no such consent shall be required if a Default is then continuing). If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Majority Lenders and

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Borrower, if applicable, appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d)    Any resignation by Scotiabank as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, and additionally, the L/C Issuer may resign at any time by giving 30 days’ prior notice to Agent, the Lenders and Borrower. After the resignation of the L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring L/C Issuer is authorized to notify each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise). Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07. Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, no bookrunner, Arranger or other Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder.

10.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise

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(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10. Collateral and Guarantor Matters.

(a)    Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer. Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.01, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the L/C Issuer. Agent is hereby authorized (but not obligated) on behalf of all of the Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)    Each Lender and the L/C Issuer (including in its capacities as a Cash Management Party and Swap Lender) hereby irrevocably authorize Agent, at its option and in its discretion (and Agent hereby agrees in the case of clauses (i) and (iii) below),

(i)    to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon (I) termination of the Aggregate Commitments, (II) payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) any other obligations or liabilities, which by their terms expressly survive the termination of the Loan Documents), (III) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Agent and the L/C Issuer shall have been made) and (IV) the

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payment in full of all Obligations arising from the expiration, termination or unwinding of, or the novation to a financial institution which is not a Lender of, all then existing Lender Swap Contracts (other than those as to which other arrangements satisfactory to the applicable Swap Lender shall have been made) (the date upon which all of the matters described in the preceding subclauses (A)(I) through (A)(IV) of this Section shall have occurred shall be herein called, the “Release Date”), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Majority Lenders, (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default, or (E) which release is otherwise required by this Agreement;

(ii)    to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document, or if necessary, release such Lien; and

(iii)    to release any Guarantor from its obligation under any Guaranty of such Person if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 10.10.

(c)    Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d)    Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

(e)    Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

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(f)    Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11. Cash Management Agreements and Swap Contracts . No Cash Management Party or Swap Lender that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or any amendment or waiver of this Agreement or any other Loan Document, in each case other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Lender Swap Contracts unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Party or Swap Lender, as the case may be.

ARTICLE XI. MISCELLANEOUS

11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Borrower or the applicable Loan Party, as the case may be, and the Majority Lenders and acknowledged by Agent, or signed by the Borrower or the applicable Loan Party, as the case may be, and the Agent with the consent of the Majority Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 5.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 5.01(a) (iii) or (iv) with respect to which Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)    except as otherwise provided in Article IV, increase the Borrowing Base or decrease the Monthly Reduction Amount without the written consent of each Lender, or decrease or maintain the Borrowing Base or increase or maintain the Monthly Reduction Amount without the consent of the Required Lenders;

(d)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

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(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)    change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(g)    change any provision of this Section or the definition of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h)    release any Guarantor from any Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) nothing contained in this Section 11.01 shall cause any waiver, amendment, modification or consent to any Lender Swap Contract or Secured Cash Management Agreement to require the consent of the Majority Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the foregoing and any provision in any Loan Document which requires the signatures of the Lenders, the Required Lenders or the Majority Lenders as a condition to the effectiveness of an amendment or waiver with respect to such Loan Document, each Lender party hereto consents to the effectiveness upon execution by Agent and the applicable Loan Party or Loan Parties of each Loan Document listed as items 8 through 13 on Schedule 5.01.

Notwithstanding anything herein or in any Loan Document to the contrary, each Lender consents to each amendment, modification, supplement or waiver to (x) any Collateral Document now or hereafter executed by the Borrower and Agent, which is executed and delivered in order to add Collateral pledged pursuant to such Collateral Document, release any Collateral in accordance with the terms hereof or update any schedules to such Collateral Document, or (y) any Loan Document now or hereafter executed by the Borrower and Agent which is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document.

If (1) conditions (I), (II) and (III) to the Release Date have been satisfied other than payment in full of all Obligations arising under clause (ii) or clause (iii) of the definition of the term “Obligations” and (2) no Loan Party has any outstanding Indebtedness, liability or obligations in connection with a first lien

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revolving credit facility that are secured by a Lien on the Collateral (or any commitment relating to any such revolving credit facility), other than (x) Obligations arising under clause (ii) or clause (iii) of the definition of the term “Obligations” and guaranties thereof and (y) contingent indemnification obligations under any such first lien revolving credit facility, then (A) any reference to “Lenders” or “Majority Lenders” in this Agreement or any other Loan Document with respect to rights to provide instructions to the Administrative Agent or other agents with respect to enforcement against Collateral shall be deemed to be a reference to the Secured Parties to whom Obligations remain outstanding and any voting shall be based upon the outstanding amount of such Obligations, and (B) any reference to “Events of Default” as conditions precedent to such enforcement rights shall be deemed to be a reference to “events of default” or “termination events,” howsoever described, under the outstanding Lender Swap Contracts or Secured Cash Management Agreements, as applicable. The rights of the Secured Parties under Lender Swap Contracts and Secured Cash Management Agreements granted pursuant to clauses (A) and (B) of the preceding sentence shall immediately terminate if (x) clause (1) of the preceding sentence is at any time not true, or (y) both of the following conditions are fulfilled at any time: (I) clause (2) of the preceding sentence is at any time not true, and (II) the Obligations owed to such Secured Parties are secured equally and ratably in the Collateral with the Indebtedness, liabilities and obligations under such first lien revolving credit facility.

11.02. Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or delivered by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to Borrower, Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such

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as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet and/or Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower, Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Agent and the L/C Issuer. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)    Reliance by Agent. L/C Issuer and Lenders. Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

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11.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

11.04. Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. Borrower shall pay (i) all out of pocket expenses incurred by Agent, Arranger and their Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent and Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, Arranger, any Lender or the L/C Issuer (including engineering charges and the fees, charges and disbursements of any counsel for Agent, Arranger, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, Arranger, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and

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disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Borrower shall also pay any civil penalty or fine assessed by OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by Agent and/or the Lenders as a result of conduct by Borrower that violated a sanction enforced by OFAC. This Section 11.04(b). shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), Arranger, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), Arranger, the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), Arranger or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(c).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above

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shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the occurrence of the Release Date.

11.05. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent, the L/C Issuer or any Lender, or Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06. Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

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Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received notice thereof);

(B)    the consent of Agent shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuer shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

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(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

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(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section and shall be subject to Section 11.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(g)    Reserved.

(h)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Scotiabank assigns all of its Commitment and Loans pursuant to subsection (b) above, Scotiabank may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Scotiabank as L/C Issuer. If Scotiabank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Scotiabank to effectively assume the obligations of Scotiabank with respect to such Letters of Credit.

11.07. Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section in favor of Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower, or (i) on a confidential basis to (x) any rating agency in connection with rating Borrower or its Subsidiaries or the Loans, or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. For purposes of this Section, “Information” means all information received from or on behalf of Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of Information received after the date hereof, such information is clearly identified at the time of delivery as confidential. Notwithstanding the foregoing, “Information” shall not include, and Agent and each Lender may disclose without limitation of any kind, any information with respect to “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulations Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall apply only to

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such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held in any account designated as a fiduciary account) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement (including without limitation obligations under Swap Contracts) or any other Loan Document to such Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09. Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to Applicable Usury Laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Notes and the other Loan Documents, whether such Laws are now or hereafter in effect, including the Laws of the United States of America or any other jurisdiction whose Laws are applicable, and including any subsequent revisions to or judicial interpretations of those Laws, in each case to the extent they are applicable to this Agreement, the Notes and the other Loan Documents (the “Applicable Usury Laws”). Accordingly, if any acceleration of the maturity of the Notes or any payment by Borrower or any other Person produces a rate in excess of the Maximum Amount or otherwise results in Borrower or such other Person being deemed to have paid any interest in excess of the Maximum Amount, or if Agent or any of the Lenders shall for any reason receive any unearned interest in violation of any Applicable Usury Laws, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, regardless of any provision contained in this Agreement or any other Loan Document or other agreement or instrument executed or delivered in connection herewith, the provisions of this Section 11.09 shall govern and control, and neither Borrower nor any other Person shall be obligated to pay, or apply in any manner to, any amount that would be excessive interest. Agent or the Lenders shall never be deemed to have contracted for or be entitled to receive,

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collect, charge, reserve or apply as interest on any Loan (whether termed interest therein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Maximum Amount, and, in the event that Agent or any of the Lenders ever receive, collect, or apply as interest any such excess, such amount which would be excessive interest shall be applied as a partial prepayment of principal and treated hereunder as such, and, if the principal amount of the applicable Loans are paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest contracted for, received, collected, charged reserved, paid or payable, including under any specific contingency, exceeds the Maximum Amount, Borrower, Agent and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize and spread the total amount of interest throughout the entire stated term of the Loans so that the interest rate is uniform throughout such term; provided that if the Loans are paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, if any, then Agent or the Lenders shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all Loans made by Agent or the Lenders. As used herein, the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received by Agent or such Lender in connection with the indebtedness evidenced by this Agreement, the Notes and other Loan Documents under all Applicable Usury Laws, and the term “Maximum Rate” has a corresponding meaning. Texas Finance Code, Chapter 346, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under, or apply in any manner to, the Notes, this Agreement or the other Loan Documents.

11.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (including PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Release Date.

11.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

CREDIT AGREEMENT – Page 104

11.13. Legal Representation of Agent. In connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Winstead PC only has represented and only shall represent Scotiabank in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Winstead PC does not represent it in connection with any such matters.

11.14. Replacement of Lenders. If any of the following occur:

(i)    any Lender or any Participant request compensation under Section 3.04,

(ii)    Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or Participant pursuant to Section 3.01,

(iii)    any Lender is a Defaulting Lender, or

(iv)    any Lender does not vote in favor of an amendment or waiver that requires the consent or vote of each of the Lenders and is approved by the Majority Lenders (a “Non-Consenting Lender”),

then Borrower may, at its sole expense and effort, upon notice to such Lender and/or Participant and the Agent, require such Lender and/or Participant to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    Borrower shall have paid to the Agent the assignment fee specified in Section 11.06(b);

(b)    such Lender and/or Participant shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender or Participant shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or Participant or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if such Lender (or its Affiliate) is a Swap Lender with any outstanding Lender Swap Contract, unless on the date thereof or prior thereto, all such Lender Swap Contracts have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

CREDIT AGREEMENT – Page 105

11.15. Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16. Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN

CREDIT AGREEMENT – Page 106

THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Agent and the Arranger, are arm’s-length commercial transactions between Borrower and each other Loan Party, on the one hand, and Agent and the Arranger, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Agent and the Arranger, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party, or any other Person and (B) neither Agent nor the Arranger has any obligation to Borrower and any other Loan Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties, and neither Agent nor the Arranger has any obligation to disclose any of such interests to Borrower or any other Loan Party. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waives and releases any claims that it may have against Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.20. Concerning Swap Contracts . Until the Release Date, the benefit of the Collateral Documents and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Swap Lenders which are counterparties to any Lender Swap Contract on a pro rata basis in respect of any obligations of Borrower or any of its Subsidiaries which arise under any such Lender Swap Contract; provided the benefits of this Agreement shall not apply to,

CREDIT AGREEMENT – Page 107

and the Collateral Documents shall not secure, trades, confirmations and swap transactions which are entered into after such Lender ceases to be a Lender or such Affiliate ceases to be an Affiliate of such Lender under this Agreement. No Swap Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Lender Swap Contract, except with respect to Collateral to the extent, and only to the extent, set forth in the final paragraph of Section 11.01. All Lender Swap Contracts, if any, are independent agreements governed by the written provisions of said Lender Swap Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan or this Agreement, except as otherwise expressly provided in said Lender Swap Contract, and any payoff statement from any Lender relating to this Agreement shall not apply to said Lender Swap Contracts except as otherwise expressly provided in such payoff statement.

11.21. Concerning Cash Management Agreements. Until the Release Date, the benefit of the Collateral Documents and the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Cash Management Party which is a party to a Secured Cash Management Agreement on a pro rata basis in respect of any obligations of Borrower or any of its Subsidiaries which may arise thereunder. The benefits of this Agreement shall not apply to, and the Collateral Documents shall not secure, the Cash Management Obligations of any Cash Management Party that ceases to be a Lender or an Affiliate of a Lender under this Agreement. No Cash Management Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Secured Cash Management Agreement, except with respect to Collateral to the extent, and only to the extent, set forth in the final paragraph of Section 11.01. All Secured Cash Management Agreements, if any, are independent agreements governed by the written provisions of said Secured Cash Management Agreement, which remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan or this Agreement, except as otherwise expressly provided in said Secured Cash Management Contract. Any payoff statement from any Lender relating to this Agreement shall not apply to a Secured Cash Management Contract, except as otherwise expressly provided in said payoff statement.

11.22. Time of the Essence. Time is of the essence of the Loan Documents.

11.23. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.24. Excluded Swap Obligations. Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Collateral Document, shall exclude all Excluded Swap Obligations with respect to such Guarantor.

11.25. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to

CREDIT AGREEMENT – Page 108

the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[This space is left intentionally blank. Signature pages follow.]

CREDIT AGREEMENT – Page 109

SCHEDULE 2.01

Commitments and Applicable Percentages

Lender	Applicable Percentage	Borrowing Base as of Eleventh Amendment Effective Date	Elected Commitment Amount as of Eleventh Amendment Effective Date	Maximum Facility Amount
The Bank of Nova Scotia	10.000000000%	$120,000,000	$100,000,000	$150,000,000
KeyBank National Association	8.500000000%	$102,000,000	$85,000,000	$127,500,000
PNC Bank, National Association	8.500000000%	$102,000,000	$85,000,000	$127,500,000
Credit Suisse AG, Cayman Islands Branch	6.500000000%	$78,000,000	$65,000,000	$97,500,000
Barclays Bank PLC	6.500000000%	$78,000,000	$65,000,000	$97,500,000
Wells Fargo Bank, N.A.	6.500000000%	$78,000,000	$65,000,000	$97,500,000
Compass Bank	6.500000000%	$78,000,000	$65,000,000	$97,500,000
U.S. Bank National Association	6.500000000%	$78,000,000	$65,000,000	$97,500,000
JPMorgan Chase Bank, N.A.	6.500000000%	$78,000,000	$65,000,000	$97,500,000
Commonwealth Bank of Australia	5.000000000%	$60,000,000	$50,000,000	$75,000,000
ZB, N.A. dba Amegy Bank	5.000000000%	$60,000,000	$50,000,000	$75,000,000
ABN AMRO Capital USA LLC	3.500000000%	$42,000,000	$35,000,000	$52,500,000
IberiaBank	3.500000000%	$42,000,000	$35,000,000	$52,500,000
Morgan Stanley Senior Funding, Inc.	3.500000000%	$42,000,000	$35,000,000	$52,500,000
BOKF, NA dba Bank of Oklahoma	3.500000000%	$42,000,000	$35,000,000	$52,500,000
Fifth Third Bank	3.500000000%	$42,000,000	$35,000,000	$52,500,000
Canadian Imperial Bank of Commerce, New York Branch	3.500000000%	$42,000,000	$35,000,000	$52,500,000
Associated Bank, N.A.	3.000000000%	$36,000,000	$30,000,000	$45,000,000

TOTAL:	100.000000000%	$1,200,000,000	$1,000,000,000	$1,500,000,000

SCHEDULE 2.01, Commitments and Applicable Percentages – Page 1

EXHIBIT J

[RESERVED]

EXHIBIT J, [Reserved]

EXHIBIT L

FORM OF ELECTED COMMITMENT INCREASE CERTIFICATE

[            ], 20[    ]

To:	The Bank of Nova Scotia, as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into an Amended and Restated Credit Agreement, dated as of December 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Elected Commitment Increase Certificate is being delivered pursuant to Section 2.05(b)(ii)(F) of the Credit Agreement.

Please be advised that the undersigned Lender has agreed (a) to increase its Elected Commitment Amount under the Credit Agreement effective [            ], 20[    ] from $[        ] to $[        ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

Very truly yours,

GULFPORT ENERGY CORPORATION

By:
Name:
Title:

[INCREASING LENDER]

By:
Name:
Title:

ACCEPTED AND AGREED:
THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

EXHIBIT L, Form of Elected Commitment Increase Certificate – Page 1

EXHIBIT M

FORM OF ADDITIONAL LENDER CERTIFICATE

[            ], 20[    ]

To:	The Bank of Nova Scotia, National Association, as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into an Amended and Restated Credit Agreement, dated as of December 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.05(b)(ii)(G) of the Credit Agreement.

Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective [            ], 20[    ] with an Elected Commitment Amount of $[        ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 3.01(g) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. [The Borrower shall pay the fee payable to the Administrative Agent pursuant to Section 2.05(b)(ii)(G) of the Credit Agreement.]

Very truly yours,

GULFPORT ENERGY CORPORATION

By:
Name:
Title:

[ADDITIONAL LENDER]

By:
Name:
Title:

EXHIBIT M, Form of Elected Commitment Increase Certificate – Page 1

ACCEPTED AND AGREED:
THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

EXHIBIT M, Form of Elected Commitment Increase Certificate – Page 2

SCHEDULE 1.01

Designated Investment Entities

(all information as of November 21, 2017)

Name	Number of Shares or Percentage Ownership	Principal Business Activity
Blackhawk Midstream LLC	48.5%	Previously coordinated gathering, compression, processing and marketing activities for the Company in connection with the development of its Utica Shale acreage.

Grizzly Oil Sands ULC	24.9999%	Owns leasehold interests in the oil sands regions of Alberta, Canada and is engaged in the development and production of such leasehold interests.

Tatex Thailand II, LLC	23.5%	Owns interests in APICO, LLC, an international oil and gas exploration company.

Tatex Thailand III, LLC	17.9%	Previously owned a concession in Southeast Asia.

Timber Wolf Terminals LLC	50%	Formed to operate a crude/condensate terminal and a sand transloading facility in Ohio.

Windsor Midstream LLC	22.5%	Previously owned an interest in Coronado Midstream LLC, a gas processing plant in West Texas.

SCHEDULE 1.01, Designated Investment Entities – Page 1

SCHEDULE 6.06

LITIGATION

None.

SCHEDULE 6.06, Litigation – Page 1

SCHEDULE 6.09

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.09, Environmental Matters – Solo Page

SCHEDULE 8.01

EXISTING LIENS

1.	Liens pursuant to the Interbank mortgage on the Oklahoma City headquarters.

2.	The Texaco Lien securing indebtedness with an approximate current estimated outstanding net balance of $250,000.

3.	Liens identified in the title opinions relating to the Mortgaged Properties previously provided to Agent.

4.	Lien evidenced by UCC-1 Financing Statement naming Gulfport Energy Corporation, as Debtor, and Bank of Nova Scotia, as Secured Party, originally filed in the State of Delaware on March 14, 2005, naming Bank of America as Secured Party, with initial file number 2005-0853433 and assigned to Bank of Nova Scotia on August 2, 2012, in connection with a $30,000,000 Secured Reducing Credit Agreement.

SCHEDULE 8.01, Existing Liens – Solo Page

SCHEDULE 8.03

EXISTING INDEBTEDNESS

1.	Interbank mortgage on Oklahoma City headquarters.

2.	Indebtedness secured by Liens set forth on Schedule 8.01.

SCHEDULE 8.03, Existing Indebtedness – Solo Page

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Gulfport Energy Corporation

3001 Quail Springs Parkway

Oklahoma City, OK 73134

Attention: Ms. Keri Crowell, Chief Financial Officer

Telephone: (405) 252-4600

Facsimile: (405) 252-4901

Electronic Mail: kcrowell@gulfportenergy.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office for General Notices

The Bank of Nova Scotia

711 Louisiana, Suite 1400

Houston, Texas 77002

Attention: Mr. Ryan Knape, Director

Telephone: 713-759-3463

Facsimile: 713-752-2425

Electronic Mail: ryan.knape@scotiabank.com

Administrative Agent’s Office for Borrowings, Rollovers and Letter of Credit Requests

The Bank of Nova Scotia

720 King Street West, 2nd Floor

Toronto, Ontario

Canada M5V2T3

GWO - US Lending Services Operations

Attention: Mr. Nazmul Arefin

Telephone: 212-225-5705

Facsimile: 212-225-5709

Electronic Mail: Nazmul. Arefin@scotiabank.com

Administrative Agent’s Additional Office for Letter of Credit Requests

The Bank of Nova Scotia

250 Vesey Street New York, NY 10281165 Broadway

Attention: Mr. Daniel Santiago, Senior Manager, NY Trade Service Center

Telephone: 212-225-5418

Electronic Mail: daniel.santiago@scotiabank.com

Administrative Agent’s Wire Instructions for Payment

The Bank of Nova Scotia, New York Agency

ABA # 0260-0253-2

Account # 0617431

Reference: Gulfport Energy Corporation

Attention: Loan Operations – Nazmul Arefin/Jamie Breese